As filed with the Securities and Exchange Commission on June 19, 1997
                                                            Registration No. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                    PANORAMA INTERNATIONAL PRODUCTIONS, INC.
                 (Name of small business issuer in its charter)

        DELAWARE                                7812                        13-3849523
(State or Other Jurisdiction of      (Primary Standard Industrial        (I.R.S. Employer
Incorporation or Organization)       Classification Code Number)         Identification No.)

                               2621 EMPIRE AVENUE
                            BURBANK, CALIFORNIA 91504
                                 (818) 567-1221
          (Address and telephone number of principal executive offices)

                           EDWARD H. RESNICK, CHAIRMAN
                    PANORAMA INTERNATIONAL PRODUCTIONS, INC.
                               2621 EMPIRE AVENUE
                            BURBANK, CALIFORNIA 91504
                                 (818) 567-1221
 (Name, address, including zip code, and telephone number of agent for service)

                                 ---------------

                        Copies of all communications to:

      DAVID L. FICKSMAN, ESQ.                      HANK GRACIN, ESQ.
          LOEB & LOEB LLP                           LEHMAN & EILEN
1000 WILSHIRE BOULEVARD, SUITE 1800    50 CHARLES LINDBERGH BOULEVARD, SUITE 505
   LOS ANGELES, CALIFORNIA 90017               UNIONDALE, NEW YORK 11553
          (213) 688-3400                            (516) 222-0888


                                 ---------------

Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                           Proposed Maximum     Proposed Maximum      Amount of
            Titles of Each Class of         Amount to be    Offering Price          Aggregate       Registration
          Securities to be Registered        Registered     Per Security(2)     Offering Price(2)        Fee
----------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share ...   1,217,593
                                              shares(1)          $6.00               $7,305,558         $2,214
----------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share ...    450,619           $6.00               $2,703,714           $819
                                               shares(3)
----------------------------------------------------------------------------------------------------------------
Underwriters' Warrants ....................    100,000           $.0001                  $10.00            Nil
                                             warrants(4)
----------------------------------------------------------------------------------------------------------------
Shares issuable upon exercise of               100,000           $7.80                 $780,000           $236
Underwriters' Warrants ....................    shares
----------------------------------------------------------------------------------------------------------------
     Total ................................   1,768,212                             $10,789,282         $3,269
================================================================================================================

(1) Includes 217,593 shares of Common Stock issuable to Nichols, Safina, Lerner & Co., Inc. ("NSL") and ____________________ (the "Underwriters") upon the exercise of an option granted to the Underwriters, to cover over-allotments, if any.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(3)     To be purchased by the Underwriters from certain selling stockholders.

(4)     To be issued to the Underwriters.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission ("Commission"), acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



PROSPECTUS
                   SUBJECT TO COMPLETION, DATED JUNE 19, 1997
                                1,450,619 SHARES

[LOGO]              PANORAMA INTERNATIONAL PRODUCTIONS, INC.

                                  COMMON STOCK

                                   ----------

        Panorama International Productions, Inc. ("Panorama") and certain selling stockholders of Panorama ("Selling Stockholders") are hereby offering an aggregate of 1,450,619 shares of Panorama's common stock, $.001 par value per share ("Common Stock"). Prior to this offering (this "Offering"), there has been no public market for the Common Stock of Panorama, and there can be no assurance that such a market will develop or be sustained. See "UNDERWRITING" for a discussion of the factors to be considered in determining the initial public offering price of the Common Stock. Panorama has applied to have the Common Stock approved for inclusion on the Nasdaq SmallCap Market under the proposed symbol "PNRM."

                                   ----------

             THE SECURITIES OFFERED HEREBY INVOLVE CERTAIN RISKS AND
                         IMMEDIATE SUBSTANTIAL DILUTION.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                                   ----------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                   ----------

==================================================================================================
                                             Underwriting                            Proceeds to
                                             Discounts and         Proceeds to         Selling
                        Price to Public     Commissions(1)         Company(2)      Stockholders(3)
--------------------------------------------------------------------------------------------------
Per Share ..............     $6.00               $.60                 $5.40             $5.40
--------------------------------------------------------------------------------------------------
     Total(4) ..........  $8,703,714           $870,371            $5,400,000        $2,433,343
==================================================================================================

(1) Does not include additional compensation to be received by the Underwriters consisting of a non-accountable expense allowance equal to $261,111 (or $300,278 if the over-allotment option is exercised in full), or $.18 per share, and warrants to purchase up to 100,000 shares of Common Stock at a price equal to one hundred thirty percent (130%) of the initial offering price, exercisable for a period of four years commencing one year from the date of this prospectus ("Prospectus"). In addition, Panorama has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended ("Securities Act"). See "UNDERWRITING."

(2) Before deducting expenses of this Offering payable by Panorama estimated at $600,000, including the Underwriters' non-accountable expense allowance.

(3) The Selling Stockholders are selling 450,619 shares of Common Stock, which are subject to the underwriting discount.

(4) The Underwriters have been granted an option, expiring thirty (30) days from the date of this Prospectus, to purchase up to 217,593 additional shares of Common Stock from Panorama, solely to cover over-allotments, if any. If the over-allotment option is exercised in full, the Total Price to the Public, Underwriting Discounts and Commissions and Proceeds to be received by Panorama will be $10,009,272, $1,000,927 and $6,575,002, respectively, See "UNDERWRITING."

The shares of Common Stock are being offered by the Underwriters named herein subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify this Offering and to reject any order in whole or in part. It is expected that delivery of certificates representing the Common Stock will be made against payment therefor at the offices of Nichols, Safina, Lerner & Co., Inc., 800 Third Avenue, New York, New York 10022, on or about __________, 1997.


                       NICHOLS, SAFINA, LERNER & CO., INC.
                 The date of this Prospectus is __________, 1997

                                  [PHOTOGRAPHS]




Panorama is not currently a reporting company under the Securities Exchange Act of 1934, as amended ("Exchange Act"). Panorama intends to furnish its stockholders with annual reports containing audited financial statements and such interim reports as it deems appropriate. Panorama's year end is December
31. In addition, as of the date of this Prospectus, Panorama will be subject to the information requirements of the Exchange Act, and in accordance therewith, will file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission").

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE COMMON STOCK OF PANORAMA AT A LEVEL ABOVE THAT WHICH MIGHT
OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ SMALLCAP MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF PANORAMA ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M.
SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

           The following summary does not purport to be complete and is qualified in its entirety by the more detailed information and financial statements and the related notes thereto appearing elsewhere in this Prospectus. An investment in the securities offered hereby involves certain risks and immediate substantial dilution. See "RISK FACTORS" and "DILUTION." Unless otherwise indicated, the information contained in this Prospectus: (i) assumes that the Underwriters' over-allotment option will not be exercised and (ii) gives retroactive effect to a reverse stock split as a result of which the 5,690,527 outstanding shares of Common Stock of Panorama as of May 30, 1997 were converted into 2,995,014 shares of Common Stock ("Reverse Stock Split").

                                   THE COMPANY

           Panorama International Productions, Inc. ("Panorama") is engaged in the production and distribution of video tapes specializing in destination, historical and cultural topics for the tourist industry. Panorama currently has a library of 43 video titles which are distributed by Panorama primarily to national and state park cooperating associations (nonprofit entities chartered by Congress and sanctioned by the National Park Service to operate at national parks, monuments and historic sites), concessionaires (private firms that operate within the borders of national or state parks), retailers at gateway communities (businesses that are located outside of the boundaries of the park, monument or historical site), tourist groups and other souvenir and gift stores for sale to tourists and international travelers. Panorama has video titles featuring the most frequently visited U.S. National Parks, including the Grand Canyon, Yellowstone, Yosemite and the Great Smoky Mountains. It also has video titles featuring other highly visited locations, such as Ellis Island, the U.S.S. Arizona Memorial, Big Bend National Park, Mesa Verde National Park, Sequoia/Kings Canyon National Park, Bryce Canyon, Olympic, Mount Rainier and Mount St. Helens. Panorama recently received eight "1997 Telly Awards" (awards which are privately administered, funded in part by revenues from contestants and given annually for excellence in the production of non-network commercials, film and video productions) for four of its video titles.

           In addition, Panorama produces and distributes videos featuring the Universal Studios theme parks in Orlando, Florida and Universal City, California pursuant to written agreements with Universal Studios.

           Panorama's wholly owned subsidiary, Tellurian Press, Inc. d/b/a Sierra Press, Inc. ("Sierra"), is a publisher of printed materials and color photography books featuring similar topics and subject matter as Panorama's video tapes. Sierra has approximately 50 book titles offered for sale in 84 national parks, monuments, historic sites and United States Bureau of Land Management locations and surrounding retail locations.

           Panorama also markets "ViewMaster" products and photographic slides as a distributor to retail locations nationwide.

OPERATING STRATEGIES

           Market Strategy. Panorama and Sierra (collectively, the "Company") sell products to (a) cooperating associations, concessionaires, retailers at gateway communities and tourist groups, (b) souvenir shops, book stores, hotel gift shops and retailers in airports, and (c) the retail outlets at the Universal Studios theme parks in California and Florida. Panorama releases key video titles to this customer base in the three major video formats used worldwide (NTSC, PAL and SECAM) in English and several other languages (including some or all of German, French, Italian, Spanish, Chinese, Japanese and Korean). Sierra publishes and distributes various book titles to this customer base in English and, in some cases, with text and caption translation inserts in French, German and Japanese. In response to the "just-in-time" inventory requirements of their customers, the Company restocks and fills orders from customers on a 48-hour or, in some cases, a same-day basis. Because of its own "just-in-time" inventory system, Panorama does not need to maintain separate warehouse or storage facilities for its products, which allows Panorama to utilize working capital and management resources for operations, while still providing customers with product in a timely manner. Due to the nature of its business, Sierra does not possess a "just-in-time" inventory system. See "BUSINESS -- Purchasing" and "Inventory Management."

GROWTH STRATEGIES

           New Products and Expansion of Retail Distribution Outlets. The Company intends to expand its business by entering into arrangements with customers to produce and distribute products featuring additional U.S. destination locations which are not the topics of existing titles (focusing on the "core" business of national and state parks) and adding products featuring key tourist cities. The Company also intends to expand the number of retail distribution outlets and to produce additional products to distribute through current and new retail outlets.

           Universal Studios; Other Theme Parks. The Company has been advised that Universal Studios plans to open two new theme parks, and Panorama plans to negotiate with Universal Studios to be a supplier of souvenir videos to those theme parks. Panorama also will seek to develop new contract relationships with entities similar to Universal Studios.

           Expanding distribution channels. The Company is examining means of expanding the distribution of its products into other distribution channels, such as cable television (including home-shopping television networks), the Internet and direct mail. Panorama has entered into an agreement with a company to obtain direct mail marketing services for a portion of its video library. Sierra has engaged a book distribution company to distribute Sierra's book titles to traditional retail book stores.

           Strategic Relationships. The Company is pursuing strategic relationships and alliances with selective partners who utilize videos and books as premiums or sales inducements. Panorama has entered into an agreement with a multilevel marketing company for the purchase and distribution of its video entitled "Our Country: A Musical Tribute to America's Parks and Monuments."

           International Marketing. The Company intends to explore means of marketing products overseas to potential tourists and international travelers.


           Panorama was organized as a corporation under the laws of the State of Delaware on July 27, 1995, and on September 22, 1995, succeeded to the business of a corporation which commenced operations in 1970. Panorama's executive offices are located at 2621 Empire Avenue, Burbank, California 91504, and its telephone number is (818) 567-1221.

                                                     THE OFFERING

Common Stock offered by the Company ...................         1,000,000 shares

Common Stock offered by the Selling
Stockholders...........................................         450,619 shares

Common Stock outstanding prior to this
Offering ..............................................         2,995,014 shares (1)

Common Stock to be outstanding immediately
after this Offering ...................................         4,010,365 shares (2)

Risk Factors...........................................         The securities offered hereby involve
                                                                a high degree of risk and immediate and
                                                                substantial dilution. Investors should
                                                                purchase the securities offered hereby
                                                                only if they can afford the loss of
                                                                their entire investment. See "RISK
                                                                FACTORS" and "DILUTION."

Use of Proceeds .......................................         Repayment of "Subordinated Notes"(3);
                                                                production of new video titles;
                                                                production of new book titles; updating
                                                                existing video and book titles; and
                                                                general working capital purposes. See
                                                                "USE OF PROCEEDS."

Proposed Nasdaq Symbol.................................         PNRM

--------------------

(1) Includes 157,895 shares issued to Gold Leaf Properties, Inc. (the predecessor in interest to Sierra's assets and formerly known as The Sierra Press, Inc.) ("Gold Leaf") pursuant to an acquisition agreement with Panorama and 26,316 shares issued to the founder of Cinescope Enterprises, Inc. d/b/a Panorama International Productions (the predecessor in interest to Panorama's video production and distribution business) ("Cinescope") pursuant to an agreement with Panorama, but excludes 236,842 shares reserved for issuance to David
           K. Haspel upon exercise of certain stock options and 15,351 shares issuable to the founder of Cinescope ("Founder") upon the completion of this Offering. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION," "MANAGEMENT -- Employment Agreements" and "CERTAIN TRANSACTIONS -- Issuance of Shares, Gold Leaf, and Haspel Stock Options."

(2) Includes 157,895 shares issued to Gold Leaf, 26,316 shares issued to the Founder of Cinescope and 15,351 shares issuable to the Founder upon completion of this Offering, but excludes 236,842 shares reserved for issuance to David K. Haspel upon exercise of certain stock options, and 100,000 shares issuable upon exercise of the Underwriters' Warrants. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION," "MANAGEMENT -- Employment Agreements," "CERTAIN TRANSACTIONS -- Issuance of Shares, Gold Leaf, and Haspel Stock Options" and "UNDERWRITING."

(3) The Company intends to use a portion of the proceeds from this Offering to fund the repayment of the promissory note component of certain "Debt Units" issued by the Company in a private placement of its securities concluded in July 1996. Each Debt Unit consists of a ten-year promissory note in the original principal amount of $50,000, made by the Company, bearing interest at a rate of 15% per annum with interest payable monthly in arrears (the "Subordinated Note"), and 4,934 shares of Common Stock. Only the Subordinated Notes will be offered to be repaid by the Company. There can be no assurance that the Company will be successful in repaying the Subordinated Notes. In the event all of the Subordinated Notes are repaid, approximately $562,000 of deferred financing costs and debt discount will be charged to operations in the period in which the Subordinated Notes are repaid. See "USE OF PROCEEDS" and "RISK FACTORS."

                         SUMMARY FINANCIAL INFORMATION

           The summary financial information set forth below (after giving effect to the Reverse Stock Split) was derived from the consolidated financial statements of the Company and should be read in conjunction with the consolidated financial statements and related notes thereto appearing elsewhere in this Prospectus and with "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION." Results of operations for any interim period are not necessarily indicative of results to be expected for the full fiscal year.

                                   For the Period from
                                   -------------------                                       Three Months Ended
                           January 1, 1995    September 22, 1995                                  March 31,
                                 to                   to               Year Ended           ----------------------
                       September 21, 1995(1)  December 31, 1995     December 31, 1996       1996              1997
                       ---------------------  -----------------     -----------------       ----              ----

STATEMENT OF
  OPERATIONS DATA:

Sales                        $1,673,000           $369,000            $2,108,000           $439,000         $569,000
Cost of sales                   818,000            145,000               887,000            192,000          266,000
Income before
  interest income
  (expense) and
  income taxes                  533,000             45,000               369,000             93,000           26,000
Income (loss) before
  income taxes                  537,000             19,000               154,000             47,000         (34,000)
Provision (benefit) for
  income taxes                    8,000              5,000                27,000              8,000          (6,000)
Net income (loss)               529,000             14,000               127,000             39,000         (28,000)
Net income (loss) per
  common share                       --                -0-                   .04                .01            (.01)
Weighted average number
  of common shares                   --          3,191,935             3,191,935          3,191,935        3,191,935

--------------------
(1) Denotes predecessor entity, which had elected to be taxed as an "S" corporation, pursuant to which corporate earnings were taxed at the individual stockholder level. Accordingly, net income per common share for such period is not meaningful.

                                                      March 31, 1997
                                                      --------------
                          December 31, 1996        Actual        As Adjusted(1)
                          -----------------        ------        --------------
BALANCE SHEET DATA:

Working capital                $  923,000        $  788,000        $4,182,000
Total assets                    3,768,000         4,263,000         7,254,000
Notes payable,
  net of discount               1,240,000         1,247,000               -0-
Total liabilities               1,393,000         1,616,000           369,000
Net shareholders'
  equity                        2,375,000         2,647,000         6,885,000

--------------------
(1) Gives effect to the sale of 1,000,000 shares of Common Stock offered hereby and the anticipated application of the estimated net proceeds therefrom to the repayment of the Subordinated Notes (assuming that all holders of the Subordinated Notes accept the Company's offer to repay such notes), and the charge to operations of debt discount and deferred financing costs. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION."

                                  RISK FACTORS

     The following factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing the Common Stock offered hereby.

     CONCENTRATION OF SALES TO CERTAIN CUSTOMERS. A significant percentage of the Company's sales has been concentrated among a relatively small number of customers. In fiscal 1995, the Company's two largest customers accounted for approximately 29% of the Company's sales. In fiscal 1996, these two largest customers accounted for approximately 24% of the Company's sales. Although the Company intends to increase its customer base through expansion of distribution channels and production of products featuring other geographic locations, there can be no assurance that this concentration of sales among customers will not continue in the future. Other than Universal Studios and Destiny Telecomm, Inc., the Company has no master purchase agreements or other contractual commitments from its customers. Nevertheless, because Universal Studios is an independent production company, it is possible that Universal Studios could produce its own videos for distribution and sale at the retail outlets at its theme parks. The loss of a significant customer (such as Universal Studios) or a substantial decrease in sales to such a customer would have a material adverse effect on the Company's sales and operating results.

     DEPENDENCE ON KEY PERSONNEL. The Company is dependent on the efforts and abilities of its Chairman and Chief Executive Officer, Edward H. Resnick, and its President and Chief Operating Officer, David K. Haspel. In January 1997, Mr. Resnick had heart bypass surgery. This surgery was similar in scope to that which he had in 1992. Mr. Resnick has returned to the Company and is currently performing his duties as Chairman and Chief Executive Officer as provided in his employment agreement. If the Company was to lose the services of either Mr. Resnick or Mr. Haspel before a qualified replacement could be obtained, its business would be materially adversely affected. Mr. Resnick has entered into a two-year employment agreement, which contains confidentiality and non-competition provisions. Mr. Haspel is subject to a month-to-month employment agreement, which also contains confidentiality and non-competition provisions. The Company has obtained a term life insurance policy on the life of Mr. Haspel, in the amount of $1,500,000, as to which the sole beneficiary is a trust that has been established for the benefit of the holders of the Subordinated Notes. See "USE OF PROCEEDS," "MANAGEMENT -- Employment Agreements" and "CERTAIN TRANSACTIONS."

     COMPETITION. The specialized videotape and book publishing industries are highly competitive. The Company competes with companies and independent producers involved in the production and distribution of video tapes and books, as well as with tourists themselves who make home videos and take photographs of the national and state parks, theme parks and other subjects of the Company's products. The Company attempts to distinguish its products by using professional production elements (such as aerial footage taken from helicopters and aircraft) and high-quality packaging. Most of the companies with which the Company competes are substantially larger than the Company, and most of them have significantly greater financial and other resources than the Company. There are also many video production companies and book publishers that are substantially larger than the Company, but who do not currently compete with the Company in the U.S. destination market. There can be no assurance that these companies will not enter the U.S. destination market in the future. In the event that these companies enter the U.S. destination market, then there will be increased competition for the Company, and the Company's sales and profit margins may decrease. See "BUSINESS -- Competition."

     NEW TECHNOLOGY. In addition to direct competition described above, Panorama faces indirect competition from alternative delivery technologies which are intended to provide video entertainment directly to the consumer. These technologies include (i) direct broadcast satellite transmission systems, (ii) cable systems, (iii) pay cable television systems and (iv) high-definition television. In addition, Panorama's video tape products in the future may be in competition with Digital Video Disc ("DVD") technology. If consumers embrace DVD technology, Panorama may or may not be in a position to convert its video titles to DVD. As Panorama's business is dependent upon the existence of a home video retail market, a substantial shift in the video business to alternative technologies (including DVD) could have a material adverse effect on Panorama's business. See "BUSINESS -- New Technology."

     GOVERNMENT POLICIES. The Company's operations are affected by government policies pertaining to national and state parks, monuments and historical sites. These policies may have a significant effect on the future of the Company's business in or near those locations. The prolonged closure of any of those locations (such as the two closures of the National Parks System which occurred over the Thanksgiving holiday in November 1995 and throughout the month of December in 1995) could have a material adverse effect on the Company's business. There can be no assurance that such closures will not occur in the future. Further, in an effort to raise revenues, national and state parks have raised admission fees. Increased admission fees could result in fewer tourists and, therefore, a decrease in the Company's sales. Any policy adopted by the federal government or the National Park Service which has the effect of reducing the number of visitors to national parks could have a material adverse effect on the Company's business. See "BUSINESS -- Government Policies" and "Competition."

     SEASONALITY AND ACTS OF GOD. The Company's operations are subject to seasonality and other factors which affect the number of visitors to national and state parks, monuments and historical sites. In general, sales of the Company's products have historically been higher in the months of April through September. Factors such as inclement weather, natural disasters and other acts of God, which are unpredictable, can adversely affect the Company's business. See "BUSINESS -- Seasonality."

     INTERNATIONAL TRAVELERS. Sales of the Company's products are dependent upon the number of visits made by international travelers to national and state parks, monuments, historical sites and urban destinations. The number of such visits may be affected by international currency fluctuations, transportation strikes, civil unrest, travel restrictions and other factors beyond the Company's control. A reduction in the number of visits made by international travelers to U.S. destinations could have a material adverse effect on the Company's business. See "BUSINESS -- International Travelers."

     LIMITED DISTRIBUTION CHANNELS. The Company currently has a limited number of distribution channels for its products. In addition, many of the concession services at national parks have been consolidating into a relatively small number of entities with sophisticated retail operations, and the Company believes that the national park concession industry may become dominated by these large entities in the future. Some or all of these large entities may choose to work with distributors other than the Company to manage their video and book sections. Although the Company intends to increase its customer base through expansion of distribution channels and production of products featuring other geographic locations, there can be no assurance that this concentration of customers will not continue in the future. See "BUSINESS -- Marketing and Distribution."

     CONTROL BY PRINCIPAL STOCKHOLDERS. After completion of this offering, current management of the Company and their affiliates will own approximately 32.9% of the Company's outstanding Common Stock. Accordingly, such persons will be able to decide all matters on which stockholders are entitled to vote, including the election of all of the Company's directors. See "MANAGEMENT" and "PRINCIPAL AND SELLING STOCKHOLDERS."

     NO DIVIDENDS AND NONE ANTICIPATED. The Company has not paid any dividends since its inception and does not intend to pay dividends in the immediate future.

     BROAD DISCRETION IN USE OF PROCEEDS DESIGNATED FOR WORKING CAPITAL. The Company will have broad discretion with respect to the application of the net proceeds of this Offering to be allocated to working capital and general corporate purposes. While such funds are to be applied for working capital and general corporate purposes in furtherance of the Company's business, investors will be reliant on management as to the specific application of these amounts. In addition, the amount of funds to be applied for working capital and general corporate purposes may increase to the extent that the holders of the Subordinated Notes do not accept the Company's offer to repay such notes. The Company plans to offer to repay the Subordinated Notes prior to the time period during which the Company may do so without the consent of the note holders. Because the note holders are not obligated to accept the Company's offer to repay the Subordinated Notes until the third anniversary of the issuance of such notes (the period between September 1998 and July 1999), the Company may remain indebted to such holders (and will be required to continue to pay interest on the Subordinated Notes) if the notes are not all repaid. If the Subordinated Notes are repaid by the Company with proceeds from this Offering, approximately $562,000 of deferred financing costs and debt discount (or a pro rata portion thereof if less than all of the Subordinated Notes are repaid) will be charged to operations in the period in which such notes are repaid. If all of the Subordinated Notes are repaid, the Company will save $225,000 per year (representing the cash portion of annual interest expense), until such time as either (i) the Company elects to repay the Subordinated Notes without the consent of the note holders (as permitted under the notes after the third anniversary of their issuance), or (ii) the Subordinated Notes become due and payable in accordance with their terms, and the amount of working capital available to the Company as a result of this Offering will be reduced accordingly. See "USE OF PROCEEDS."

     ISSUANCE OF PREFERRED STOCK. The Company's amended Certificate of Incorporation authorizes the Board of Directors of the Company to issue up to 5,000,000 shares of preferred stock, in one or more series, and to fix the number of shares and the rights, preferences and privileges of the shares of any such series. The issuance of preferred stock by the Company would affect the rights of the holders of the Common Stock. Such an issuance would result in, among other things, a class of the Company's securities outstanding that would have liquidation rights superior to those of the Common Stock. In addition, the shares of preferred stock could have dividend rights which are superior to those of the Common Stock. The shares of preferred stock also could have voting and conversion rights which adversely affect the voting rights of the holders of the Common Stock. See "DESCRIPTION OF SECURITIES -- Preferred Stock."

     NEED FOR ADDITIONAL FINANCING. Based on the Company's operating plan, management believes that the proceeds from this offering, together with potential future credit facilities and anticipated cash flow from operations, will be sufficient to meet the Company's anticipated cash needs and to finance its plans for expansion for at least the next twelve (12) months from the date of this Prospectus. Thereafter, the Company anticipates that it may require additional financing to meet its plans for expansion. No assurance can be given that the Company will be successful in obtaining additional financing on favorable terms, if at all. If the Company is unable to obtain additional financing, its ability to meet its plans for expansion beyond twelve (12) months could be materially adversely affected. The Company has financed its operations to date primarily from cash flow from operations and proceeds of a private offering of Common Stock and the Subordinated Notes. See "USE OF PROCEEDS," "CAPITALIZATION" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

     DILUTION. Immediately upon issuance of the Common Stock hereby offered, purchasers of the Common Stock will experience dilution in net tangible book value per share of Common Stock of $4.94 from the public offering price assuming an initial offering price of $6.00. See "DILUTION."

     NO PRIOR MARKET FOR THE COMMON STOCK; ARBITRARY DETERMINATION OF OFFERING PRICE. Prior to this Offering, there has been no public market for the Common Stock of the Company. While the Company has applied for the listing of the Common Stock on the Nasdaq SmallCap Market, there can be no assurance that an active trading market for the Common Stock will be established, or if so established, sustained. The initial offering price for the Common Stock has been arbitrarily determined through negotiation between the Company and the Underwriters based on such factors as the business potential and earnings prospects of the Company and prevailing market conditions. Such price may not be indicative of the market price of the Common Stock after this Offering has been consummated. See "UNDERWRITING." The trading price of the Company's Common Stock may be highly volatile and could be subject to significant fluctuations in response to variations in the Company's quarterly operating results and other factors. In addition, the stock market is subject to price and volume fluctuations affecting the market price for the securities of many companies generally, which fluctuations often are unrelated to operating results.

     SHARES ELIGIBLE FOR FUTURE SALE. Upon completion of this offering, there will be 4,010,365 shares of Common Stock outstanding (including the 15,351 shares issuable to the Founder of Cinescope upon completion of this Offering), of which the 1,450,619 shares sold pursuant to this offering will be tradable without restriction by persons other than "affiliates" of the Company. The remaining shares of Common Stock will be "restricted" securities within the meaning of the Securities Act and may not be sold in the absence of registration under the Securities Act or an exemption therefrom, including the exemptions contained in Rule 144 under the Securities Act. Without regard to the "Lock-Up Agreements" with the Underwriters, referred to below, such shares will become available for sale under Rule 144 at various times commencing ninety (90) days from the date of this Prospectus. No prediction can be made as to the effect, if any, that future sales of shares of Common Stock will have on the market price of the shares of Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that these sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the ability of the Company to raise additional capital through the sale of its equity securities or through debt financing. The Company and its officers and directors have agreed to enter into agreements ("Lock-Up Agreements") under which they will agree not to sell, pledge, encumber or otherwise dispose of any of their shares of Common Stock or other securities of the Company (other than pursuant to private transfers in connection with which the transferees agree to be bound by the same "lock-up" provision) for a period of two years commencing upon the date of this Prospectus, without the prior written consent of the Underwriters. See "UNDERWRITING" and "SHARES ELIGIBLE FOR FUTURE SALE."

     Following completion of this offering, the Underwriters will hold the Underwriters' Warrants to purchase up to 100,000 shares of Common Stock at an exercise price equal to one hundred thirty percent (130%) of the initial offering price per share. The exercise of the Underwriters' Warrants may dilute the book value per share of Common Stock. The holders of such warrants may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company and have the opportunity to benefit from increases in the price of the Common Stock without risk of an equity investment. The Company has agreed to register under federal and state securities laws the Common Stock underlying the Underwriters' Warrants for resale. Such registration rights could involve substantial expense to the Company. See "UNDERWRITING."

     UNDERWRITERS' INFLUENCE ON THE MARKET. A significant number of shares of Common Stock offered hereby may be sold to customers of the Underwriters. Such customers subsequently may engage in transactions for the sale or purchase of such securities through or with the Underwriters. Although they have no obligation to do so, the Underwriters intend to make a market in the Common Stock and may otherwise effect transactions in such securities. If they participate in such market, the Underwriters may exert a dominating influence on the market, if one develops, for the Common Stock. Such market-making activity may be discontinued at any time. Moreover, if the Underwriters exercise the Underwriters' Warrants, they may be required under the Exchange Act to temporarily suspend market-making activities. The price and liquidity of the Common Stock may be significantly affected by the degree, if any, of the Underwriters' participation in such market. See "UNDERWRITING."

     CONTINUED NASDAQ LISTING; POTENTIAL ADVERSE EFFECTS OF DELISTING. While the Company's Common Stock meets the current listing requirements of the National Association of Securities Dealers Automated Quotation System ("Nasdaq") and is expected to be initially included on the Nasdaq SmallCap Market, there can be no assurance that the Company will meet the criteria for continued listing. Continued inclusion on Nasdaq generally requires that (a) the Company maintain at least $2,000,000 in total assets and $1,000,000 in capital and surplus, (b) the minimum bid price of the Common Stock be $1.00 per share, (c) there be at least 200,000 shares in the public float valued at $1,000,000 or more, (d) the Common Stock have at least two active market makers and (e) the Common Stock be held by at least 400 holders. If the Company is unable to satisfy Nasdaq's maintenance requirements, its Common Stock may be delisted from Nasdaq. In addition, the Nasdaq Stock Market, Inc. has the right to review and reverse a decision to list a security on the Nasdaq SmallCap Market. In the event of any delisting, trading (if any) in the Common Stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. ("NASD"), and it could be more difficult to obtain quotations of the market price of the Company's Common Stock. Consequently, the liquidity of the Company's Common Stock could be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of transactions, and in a reduction of coverage of the Company by security analysts and the news media.

     The Nasdaq Stock Market, Inc. has proposed a rule change which, if adopted, would impose substantially more stringent criteria for the initial and continued listing of securities on the Nasdaq SmallCap Market. The proposed new rules provide that, for initial listing on the Nasdaq SmallCap Market, a company would need to have, among other things, (i) either net tangible assets (i.e., total shareholders' equity less intangible assets) of $4,000,000, a market capitalization of $50,000,000 or net income for two of the last three fiscal years of $750,000, (ii) a minimum market value of public float of $5,000,000,
(iii) a minimum bid price of $4.00 per share, and (iv) either one year of operating history or a market capitalization of $50,000,000. The Company believes that it meets the requirements for initial listing under this proposal. For continued listing on the Nasdaq SmallCap Market, a company would need to have, among other things, (A) either net tangible assets of $2,000,000, a market capitalization of $35,000,000, or net income for two of the last three fiscal years of $500,000, (B) a minimum market value of public float of $1,000,000 and
(C) a minimum bid price of $1.00 per share. Additionally, for both initial listing and continued listing on the Nasdaq SmallCap Market, companies would be required to have at least two independent directors, and an Audit Committee, a majority of the members of which would need to be independent directors.

     If the Company's Common Stock were delisted from Nasdaq, it could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers that sell such delisted securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000 or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. Consequently, Rule 15g-9 may adversely affect the ability of broker-dealers to sell the Company's Common Stock and may adversely affect the ability of purchasers in this Offering to sell in the secondary market of any of the Common Stock acquired.

     Commission regulations define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless otherwise exempt, the Commission's rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

     The foregoing required penny stock restrictions will not apply to the Company's Common Stock if the Common Stock is listed on Nasdaq and has certain price and volume information provided on a current and continuing basis or the Company meets certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's Common Stock or the Company will qualify for exemption from these restrictions. In any event, even if the Company's Common Stock or the Company was exempt from such restrictions, the Company would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If the Company's Common Stock were subject to the Commission's rules on penny stocks, the market liquidity for the Common Stock could be severely adversely affected.

     FORWARD-LOOKING STATEMENTS. This Prospectus may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 ("Reform Act"). The Company desires to avail itself of certain "safe harbor" provisions of the Reform Act and is therefore including this special note to enable the Company to do so. Forward-looking statements in this Prospectus or hereafter included in other publicly available documents filed with the Commission, reports to the Company's stockholders and other publicly available statements issued or released by the Company involve known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. Such future results are based upon management's best estimates based upon current conditions and the most recent results of operations. These risks include, but are not limited to, risks set forth herein, each of which could adversely affect the Company's business and accuracy of the forward-looking statements contained herein.

                                 USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the 1,000,000 shares of Common Stock offered hereby (at an assumed initial offering price of $6.00 per share) are estimated to be $4,800,000, after deducting underwriting discounts and commissions and other estimated expenses payable by the Company in connection with this Offering.

     The Company plans to offer to repay the Subordinated Notes, which are a component of its outstanding "Debt Units". Each Debt Unit consists of a Subordinate Note, and 4,934 shares of Common Stock. Only the Subordinated Notes will be repaid by the Company. The Debt Units were issued as part of a private placement of the Company's securities which commenced on September 22, 1995 and concluded on July 31, 1996 ("Private Placement"). The Company used the proceeds from the Private Placement to acquire all of the assets of Cinescope, for working capital and for new productions. See "BUSINESS -- General." Assuming that all holders of the Subordinated Notes voluntarily accept the Company's offer, approximately $1,500,000 will be used first to repay the Subordinated Notes at full face value, plus accrued interest. However, no assurances can be given that any of the note holders will accept the Company's offer in this regard. Furthermore, in the event that less than all of the Subordinated Notes are repaid, the Company will be required to continue to pay interest on the Subordinated Notes which are not repaid by the Company.

     The remaining net proceeds to be received by the Company from the sale of the 1,000,000 shares of Common Stock offered hereby, together with available cash, will be used by the Company to produce new video and book titles, to update existing titles and for general working capital purposes.

     The following table summarizes the Company's use of the net proceeds to be received from this Offering:

Repay Subordinated Notes...............................        $1,500,000

Production of new video titles.........................         1,000,000

Production of new book titles..........................           500,000

Updating existing video and book titles................           500,000

Working capital........................................         1,300,000
                                                               ----------
TOTAL..................................................        $4,800,000
                                                               ==========

           To the extent that less than all of the Subordinated Notes are repaid, the Company will use the proceeds allocated toward repayment of such notes as additional working capital. Accordingly, the amount allocated to working capital may increase substantially if a substantial number of the Subordinated Notes are not repaid. The proposed use of the net offering proceeds described herein represents the Company's anticipated use of the proceeds based upon current operating plans and certain assumptions, including those relating to the Company's future revenue levels, expenditures and assumptions regarding industry and general economic conditions and other conditions. Future unforeseen events may make it necessary or advisable for the Company to reallocate the net proceeds among the above uses or use portions of the net proceeds for other purposes. Any such shifts will be at the discretion of the Company.

           Pending application, the net proceeds of this Offering will be invested in short-term, high-grade interest-bearing savings accounts, certificates of deposit, United States government obligations, money market accounts or short-term interest bearing obligations. Any proceeds received upon exercise of the Underwriters' Warrants, as well as income from investments, will be used for general corporate purposes.


                                 DIVIDEND POLICY

           The Company has never paid dividends on the Common Stock and does not expect to declare or pay any cash or stock dividends in the foreseeable future. The Company presently intends to retain all earnings, if any, to reinvest in the Company's operations. The payment of future dividends, if any, is solely within the discretion of the Company's Board of Directors.

                                    DILUTION

           At March 31, 1997, the Company had a negative net tangible book value of ($400,000) or $(.13) per share of Common Stock. "Net tangible book value" per share is equal to the Company's total tangible assets less its total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to each of (a) the issuance of 26,316 shares of Common Stock to the Founder; (b) the Company's obligation to issue an additional 15,351 shares to the Founder (assuming an initial public offering price of $6.00 per share) (see "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION" and "CERTAIN TRANSACTIONS - Issuance of Shares"); and (c) the sale by the Company of 1,000,000 shares of Common Stock offered hereby (assuming an initial public offering price of $6.00 per share) and the initial application of the estimated net proceeds therefrom of $4,800,000 as if the same had occurred on March 31, 1997, the net tangible book value of the Company at such date would have been approximately $4,241,000 or $1.06 per share(1). This represents an immediate increase in net tangible book value of $1.19 per share to the current stockholders and an immediate dilution of $4.94 per share to new stockholders. Dilution represents the difference between the initial public offering price paid by purchasers in this Offering and the net tangible book value per share immediately after completion of this Offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share..................................                  $6.00
           Net tangible book value per share before this Offering................      $(.13)
           Increase in net tangible book value per share attributable to
           the sale of the Common Stock offered hereby...........................       1.19
                                                                                       -----

Adjusted net tangible book value per share after this Offering...................                   1.06
                                                                                                   -----
Dilution per share to new stockholders...........................................                  $4.94
                                                                                                   =====

--------------------
(1) The information set forth above does not reflect 236,842 shares of Common Stock reserved for issuance to David K. Haspel upon exercise of certain stock options and 100,000 shares of Common Stock issuable upon exercise of the Underwriters' Warrants. See "MANAGEMENT -- Employment Agreements," "CERTAIN TRANSACTIONS -- Haspel Stock Options," and "UNDERWRITING."

                                 ---------------

           The following table sets forth, as of the date of this Prospectus, a comparison of (i) the number of shares of Common Stock acquired from the Company by new stockholders pursuant to this Offering and previously acquired from the Company by the current stockholders of the Company, (ii) the total consideration paid to the Company and (iii) the respective average purchase price per share (before deducting the underwriting discounts and estimated offering expenses).

                                             SHARES PURCHASED         TOTAL CONSIDERATION
                                           --------------------      ---------------------   AVERAGE PRICE
                                           NUMBER       PERCENT      AMOUNT        PERCENT     PER SHARE
                                           ------       -------      ------        -------   -------------
Current stockholders.................     3,010,365(1)    75%      $1,898,000         24%        $0.63
New stockholders.....................     1,000,000       25%       6,000,000         76%        $6.00
                                          ---------       --       ----------         --

           Total.....................     4,010,365      100%      $7,898,000        100%
                                          =========      ===       ==========        ===

--------------------
(1) Includes the 15,351 shares issuable to the Founder upon completion of this Offering, assuming an initial public offering price of $6.00 per share. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION" and "CERTAIN TRANSACTIONS - Issuance of Shares."

                                 CAPITALIZATION

           The following table sets forth the capitalization of the Company as of March 31, 1997 and as adjusted to reflect the issuance and sale of 1,000,000 shares of Common Stock offered by the Company hereby (at an assumed offering price of $6.00 per share), and the initial application of the net proceeds therefrom. See "USE OF PROCEEDS."

                                                                             MARCH 31, 1997
                                                                  -------------------------------------
                                                                     ACTUAL                 AS ADJUSTED
                                                                     ------                 -----------
Notes payable, net of discount.........................           $1,247,000                  $       -0-(1)
                                                                  ----------                   ----------
Shareholders' equity:
  Common Stock, $.001 par value per share, 10,000,000
  shares authorized, 2,968,698 shares outstanding and
  4,010,365 outstanding as adjusted(2).................                3,000                        4,000
  Preferred Stock, $.001 par value per share,
  5,000,000 shares authorized, none
  outstanding..........................................                  -0-                          -0-
  Additional paid-in capital...........................            2,531,000                    7,580,000
  Retained earnings (deficit)..........................              113,000                     (649,000)(3)
                                                                  ----------                   ----------
Total shareholders' equity.............................            2,647,000                    6,935,000
Less stock subscription note receivable................                  -0-                      (50,000)
                                                                  ----------                    ---------
Net shareholders' equity...............................            2,647,000                    6,885,000
                                                                   ---------                    ---------
Total capitalization...................................           $3,894,000                   $6,885,000
                                                                  ==========                   ==========


--------------------
(1) Assumes that all of the holders of the Subordinated Notes accept the Company's offer to repay such notes.
(2) Includes 26,316 shares issued to the Founder of Cinescope and 15,351 shares issuable to the Founder upon completion of this Offering, but excludes 236,842 shares reserved for issuance to David K. Haspel upon exercise of certain stock options and 100,000 shares issuable upon exercise of the Underwriters' Warrants. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION," "MANAGEMENT -- Employment Agreements," "CERTAIN TRANSACTIONS -- Issuance of Shares" and "Haspel Stock Options" and "UNDERWRITING."
(3) Retained earnings has been adjusted to reflect (a) the charge to operations of debt discount and deferred financing costs in the amount of $562,000, which will result from the repayment of the Subordinated Notes; and (b) the charge to operations of $200,000 resulting from the issuance of 26,316 shares to the Founder and the obligation to issue an additional 15,351 shares to the Founder (assuming an initial public offering price of $6.00 per share) upon completion of this Offering. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION" and "USE OF PROCEEDS."

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION



OVERVIEW

           Panorama was organized as a Delaware corporation on July 27, 1995. Panorama did not conduct any business until September 22, 1995, when it acquired the business and operating assets of Cinescope for $2,000,000, plus transaction costs of $98,000, in a transaction accounted for as a purchase. Panorama financed this transaction through the sale of 979,441 shares of Common Stock at $1.90 per share and the proceeds from the issuance of the Subordinated Notes in the aggregate principal amount of $325,000. Through the acquisition of the operations of Cinescope, which had been in business since 1970, Panorama is engaged in the production and distribution of video tapes specializing in destination, historical and cultural topics for the tourist industry. The financial statements for the period ended December 31, 1995 include the results of operations of Panorama for the period from September 22, 1995 through December 31, 1995. The financial statements of the predecessor entity (Cinescope) are also presented for the period from January 1, 1995 through September 21, 1995. The consolidated financial statements for the year ended December 31, 1996 and the three months ended March 31, 1997 and 1996 include the results of operations of Panorama for the respective periods. All share amounts referred to herein are presented after giving retroactive effect to the Reverse Stock Split.

           On June 25, 1996, Panorama formed a wholly owned subsidiary, Tellurian Press, Inc. ("Tellurian Press"), and on July 1, 1996, Tellurian Press acquired the business and operating assets, and assumed certain liabilities, of The Sierra Press, Inc. (now known as Gold Leaf) for $336,000 in a transaction accounted for as a purchase. The Company financed this transaction by issuing 177,003 shares of Common Stock valued at $1.90 per share to the sellers. Through the acquisition of the operations of Gold Leaf, which had been in business since 1987, the Company (through Tellurian Press) is engaged in publishing printed materials and color photography books featuring similar topics and subject matter as contained in Panorama's video tapes. Tellurian Press conducts business under the trade name "Sierra Press, Inc." As used in this Prospectus, the term "Sierra" means Tellurian Press, Inc., d/b/a Sierra Press, Inc., and the term "Gold Leaf" means Gold Leaf Properties, Inc. (formerly known as The Sierra Press, Inc.). The consolidated financial statements for the year ended December 31, 1996 include the results of operations of Sierra for the period from July 1, 1996 (date of acquisition of the assets of Gold Leaf) through December 31, 1996. The consolidated financial statements for the three months ended March 31, 1997 include the results of operations of Sierra, while the financial statements for the three months ended March 31, 1996 do not include the results of operations of Sierra, since such period is prior to the acquisition date of the assets of Gold Leaf.

           In conjunction with the Gold Leaf transaction, and pursuant to that certain Asset Purchase Agreement, dated June 18, 1996, the Company was required to issue a maximum of 157,895 shares of Common Stock to the stockholders of Gold Leaf contingent on pre-tax income of Sierra through 1998. James L. Wilson, Jr., a director of the Company, has been a stockholder, director and officer of Gold Leaf since its formation in 1987. Effective in January 1997, the Company and Gold Leaf amended the Asset Purchase Agreement to remove the contingent nature of the issuance of the additional shares of Common Stock to Gold Leaf, and the Company issued all 157,895 shares to Gold Leaf. The Company valued the 157,895 shares of common stock at $1.90 per share, and accounted for the shares as additional purchase consideration. Accordingly, the Company recorded the $300,000 as excess of cost over fair value of assets acquired, which is being amortized over 25 years.

           Pursuant to an agreement to provide certain financial and other information and documentation, the Company agreed to sell and issue 26,316 shares of Common Stock to the Founder and sole shareholder of Cinescope at a purchase price of $1.90 per share. On May 29, 1997, the Company issued the Founder 26,316 shares of Common Stock and in consideration therefor, the Founder paid the Company $50 and executed a secured promissory note in the amount of $49,950 to the Company. The promissory note is non-interest bearing, matures on May 29, 1999, is non-recourse to the Founder and is secured solely by the shares. In accordance with the agreement with the Founder, the Company is obligated to adjust the number of shares, without additional consideration, so that the Founder holds no less than that number of shares of Common Stock representing an aggregate value of $250,000 at the conclusion of this Offering. Assuming an initial offering price of $6.00 per share, the Founder is entitled to a total of 41,667 shares, and the Company will be required to issue to the Founder an additional 15,351 shares of Common Stock at the conclusion of this Offering. This transaction will result in a non-cash charge to operations of $200,000 during the three months ended June 30, 1997.

           Panorama and Sierra conduct their operations in one business segment, and are collectively referred to herein as the "Company."

           The following table sets forth certain historical operating data for the periods presented:


                                   For the Period from
                                   -------------------                                        Three Months Ended
                           January 1, 1995    September 22, 1995                                    March 31,
                                   to                to                Year Ended           ----------------------
                        September 21, 1995(1) December 31, 1995    December 31, 1996        1996              1997
                        --------------------- -----------------    -----------------        ----              ----
Sales                       $1,673,000            $369,000             $2,108,000          $439,000         $569,000
Cost of sales                  818,000             145,000                887,000           192,000          266,000
Operating expenses             322,000             179,000                852,000           154,000          277,000
                             ---------             -------              ---------           -------          -------
Income before
  interest income
  (expense) and
  income taxes                 533,000              45,000                369,000            93,000           26,000
Interest income                  4,000               1,000                 16,000             2,000            3,000
Interest expense                     0             (27,000)              (231,000)          (48,000)         (63,000)
                             -----------          --------              ---------          --------         --------
Income (loss)
  before income taxes           537,000             19,000                154,000            47,000         (34,000)
Provision (benefit)
  for income taxes                8,000              5,000                 27,000             8,000          (6,000)
                             ----------            -------              ---------           -------        ---------
Net income (loss)            $  529,000           $ 14,000             $  127,000          $ 39,000       $ (28,000)
                              =========            =======              =========           =======        =========

--------------------
(1) Denotes predecessor entity, which had elected to be taxed as an "S" corporation, pursuant to which corporate earnings were taxed at the individual stock holder level.


           In addition to historical operating data, certain unaudited pro forma operating data is also provided, assuming that the assets of Cinescope and Gold Leaf had both been acquired on January 1, 1995, in order to allow meaningful comparison of the periods presented. The unaudited pro forma operating data includes adjustments relating to amortization of deferred financing costs and discount on the Subordinated Notes, depreciation and amortization, interest expense, gain on sale of assets not acquired and provision for income taxes. The following table sets forth certain unaudited pro forma operating data for the periods presented:

                                   (Unaudited Pro Forma)
                                 Years Ended December 31,       (Unaudited Pro Forma)
                              ------------------------------     Three Months Ended
                                 1995               1996            March 31, 1996
                              -----------        -----------    --------------------
Sales                         $ 2,464,000        $ 2,357,000        $   523,000
Cost of sales                   1,098,000            971,000            219,000
Operating expenses                824,000            975,000            205,000
                              -----------        -----------        -----------
Income before
  interest income
  (expense) and
  income taxes                    542,000            411,000             99,000
Interest income                     5,000             16,000              3,000
Interest expense                 (254,000)          (258,000)           (63,000)
                              -----------        -----------        -----------
Income before
  income taxes                    293,000            169,000             39,000
Provision for
  income taxes                    100,000             34,000              7,000
                              -----------        -----------        -----------
Net income                    $   193,000        $   135,000        $    32,000
                              ===========        ===========        ===========



CONSOLIDATED RESULTS OF OPERATIONS - YEAR ENDED DECEMBER 31, 1996 AND THE PERIOD FROM SEPTEMBER 22, 1995 THROUGH DECEMBER 31, 1995

           Sales. Sales for the year ended December 31, 1996 were $2,108,000. Sales for the period from September 22, 1995 through December 31, 1995 were $369,000, and sales of the predecessor entity for the period from January 1, 1995 through September 21, 1995 were $1,673,000.

           Pro forma sales for the year ended December 31, 1996 were $2,357,000, as compared to $2,464,000 for the year ended December 31, 1995, a decrease of $107,000 or 4.3%, primarily as a result of a decrease in video sales of $108,000 or 7.9% and ViewMaster sales of $54,000 or 8.1%, which was only partially offset by an increase in print sales of $46,000 or 10.9%. Video and ViewMaster sales decreased primarily as a result of the budgetary impasse in Washington, D.C. in late 1995 and early 1996, pursuant to which certain national parks were closed to the public. This resulted in a decrease of sales orders for the first part of 1996. Pro forma sales for the years ended December 31, 1995 and 1996 consisted of the following sales by product lines:

                                          (Unaudited Pro Forma)
                                      Fiscal Year Ended December 31,
                         -----------------------------------------------------------
                                   1995                              1996
                         --------------------------       --------------------------
                           Amount          Percent          Amount          Percent
                         ----------      ----------       ----------      ----------
         Sales Category
         --------------
         Video           $1,364,000              55%      $1,256,000              53%
         Print              423,000              17%         469,000              20%
         ViewMaster         669,000              27%         615,000              26%
         Other, net           8,000               1%          17,000               1%
                         ----------      ----------       ----------      ----------

           Total         $2,464,000             100%      $2,357,000             100%
                         ==========      ==========       ==========      ==========

           Gross Profit. Gross profit for the year ended December 31, 1996 was $1,221,000 or 57.9% of sales. Gross profit for the period from September 22, 1995 through December 31, 1995 was $224,000 or 60.7% of sales, and gross profit of the predecessor entity for the period from January 1, 1995 through September 21, 1995 was $855,000 or 51.1% of sales.

           Pro forma gross profit for the year ended December 31, 1996 was $1,386,000 or 58.8% of pro forma sales, as compared to $1,366,000 or 55.4% of pro forma sales for the year ended December 31, 1995.

           The increase in pro forma gross margin in 1996 as compared to 1995 was primarily a result of a reduction in certain packaging costs.

           Selling and Marketing Expenses. Selling and marketing expenses for the year ended December 31, 1996 were $239,000 or 11.3% of sales. Selling and marketing expenses for the period from September 22, 1995 through December 31, 1995 were $44,000 or 11.9% of sales, and selling and marketing expenses of the predecessor entity for the period from January 1, 1995 through September 21, 1995 were $94,000 or 5.6% of sales.

           Pro forma selling and marketing expenses for the year ended December 31, 1996 were $284,000 or 12.0% of pro forma sales, as compared to $178,000 or 7.2% of pro forma sales for the year ended December 31, 1995.

           The increase in pro forma selling and marketing expenses in 1996 as compared to 1995 of $106,000 or 59.6% was primarily a result of the Company implementing a one-time change in the method by which it calculated and paid commissions, effective June 1996.

           General and Administrative Expenses. General and administrative expenses for the year ended December 31, 1996 were $463,000. General and administrative expenses for the period from September 22, 1995 through December 31, 1995 were $103,000, and general and administrative expenses of the predecessor entity for the period from January 1, 1995 through September 21, 1995 were $222,000.

           Pro forma general and administrative expenses for the year ended December 31, 1996 were $551,000, as compared to $496,000 for the year ended December 31, 1995, an increase of $55,000 or 11.1%.

           Depreciation and Amortization. Depreciation and amortization for the year ended December 31, 1996 was $150,000. Depreciation and amortization for the period from September 22, 1995 through December 31, 1995 was $32,000, and depreciation and amortization of the predecessor entity for the period from January 1, 1995 through September 21, 1995 was $6,000.

           Pro forma depreciation and amortization for the year ended December 31, 1996 was $152,000, as compared to $150,000 for the year ended December 31, 1995.

           The increase in depreciation and amortization in 1996 as compared to 1995 was primarily a result of (a) a full year of amortization in 1996 related to the allocation of purchase consideration in excess of net assets acquired in the Cinescope transaction of $2,087,000, which was allocated primarily to film library and excess of cost over fair value of assets acquired, which are being amortized on the straight-line basis over 15 years and 25 years, respectively;
(b) additions to trademark, film and book libraries of $373,000; and (c) the recognition of deferred financing costs of $69,000 related to the Subordinated Notes, which costs are being amortized on the interest method over 10 years.

           Interest Expense. Interest expense for the year ended December 31, 1996 was $231,000. Interest expense for the period from September 22, 1995 through December 31, 1995 was $27,000. For the period January 1, 1995 through September 21, 1995, the predecessor entity had no interest expense and $4,000 of interest income.

           Pro forma interest expense for the year ended December 31, 1996 was $258,000, as compared to $254,000 for the year ended December 31, 1995.

           The increase in interest expense in 1996 as compared to 1995 was primarily a result of the issuance of Subordinated Notes with a face value of $988,000 in 1995 and an additional $512,000 in 1996, the proceeds from which were utilized to finance the Cinescope transaction, to repay a $100,000 note payable assumed in the Gold Leaf transaction, and to fund new productions and working capital requirements. The Subordinated Notes bear interest at 15% per annum. In addition, discount on the Subordinated Notes of $185,000 and $96,000 was recognized in 1995 and 1996, respectively, which is being amortized as interest expense on the interest method over the 10 year term of the Subordinated Notes.

           Net Income. Net income for the year ended December 31, 1996 was $127,000. Net income for the period from September 22, 1995 through December 31, 1995 was $14,000, and net income of the predecessor entity for the period from January 1, 1995 through September 21, 1995 was $529,000.

           Pro forma net income for the year ended December 31, 1996 was $135,000, as compared to $193,000 for the year ended December 31, 1995.



CONSOLIDATED RESULTS OF OPERATIONS - THREE MONTHS ENDED MARCH 31, 1997 AND 1996

           Sales. Sales for the three months ended March 31, 1997 were $569,000, as compared to $439,000 for the three months ended March 31, 1996. Pro forma sales for the three months ended March 31, 1996 were $523,000. Sales for 1997 as compared to pro forma sales for 1996 increased by $46,000 or 8.8%, primarily as a result of increases in video sales of $25,000 or 9.4% and ViewMaster sales of $47,000 or 28.5%, which was only partially offset by a decrease in print sales of $13,000 or 15.5%.

           Pro forma sales for the three months ended March 31, 1996 and sales for the three months ended March 31, 1997 consisted of the following sales by product lines:

                                          (Unaudited Pro Forma)
                                       Three Months Ended March 31,
                          -------------------------------------------------------
                                    1996                           1997
                         ------------------------       -------------------------
                           Amount          Percent       Amount          Percent
                         ---------      ---------       ---------       ---------
         Sales Category

         Video           $ 265,000             51%      $ 290,000              51%
         Print              84,000             16%         71,000              12%
         ViewMaster        165,000             31%        212,000              37%
         Other, net          9,000              2%         (4,000)              -
                         ---------      ---------       ---------       ---------

         Total           $ 523,000            100%      $ 569,000             100%
                         =========      =========       =========       =========

           Gross Profit. Gross profit for the three months ended March 31, 1997 was $303,000 or 53.3% of sales, as compared to $247,000 or 56.3% of sales for the three months ended March 31, 1996. Pro forma gross profit for the three months ended March 31, 1996 was $304,000 or 58.1% of pro forma sales. The decrease in the gross profit margin in 1997 as compared to 1996 was primarily a result of a shift in the sales mix from higher margin video products to lower margin ViewMaster products.

           Selling and Marketing Expenses. Selling and marketing expenses for the three months ended March 31, 1997 were $50,000 or 8.8% of sales, as compared to $31,000 or 7.1% of sales for the three months ended March 31, 1996. Pro forma selling and marketing expenses for the three months ended March 31, 1996 were $45,000 or 8.6% of pro forma sales. Selling and marketing expenses increased by $5,000 or 11.1% in 1997 as compared to 1996 pro forma selling and marketing expenses primarily as a result of the Company implementing a one-time change in the method by which it calculated and paid commissions, effective June 1996.

           General and Administrative Expenses. General and administrative expenses for the three months ended March 31, 1997 were $184,000, as compared to $90,000 for the three months ended March 31, 1996. Pro forma general and administrative expenses for the three months ended March 31, 1996 were $128,000. General and administrative expenses increased by $56,000 or 43.8% in 1997 as compared to pro forma 1996 general and administrative expenses primarily as a result of increased officers' and employees' compensation and rent, repairs and maintenance.

           Depreciation and Amortization. Depreciation and amortization for the three months ended March 31, 1997 was $43,000, as compared to $33,000 for the three months ended March 31, 1996.

           The increase in depreciation and amortization in 1997 as compared to 1996 was primarily a result of additions to fixed assets and trademark, film and book libraries of $345,000 for the period from April 1, 1996 through December 31, 1996, and $63,000 for the three months ended March 31, 1997.

           Interest Expense. Interest expense for the three months ended March 31, 1997 was $63,000, as compared to $48,000 for the three months ended March 31, 1996. Pro forma interest expense for the three months ended March 31, 1996 was $63,000.

           The increase in interest expense in 1997 as compared to 1996 was a result of the interest payable on the Subordinated Notes with a face value of $345,000 issued during April through July 1996, the proceeds from which were utilized to repay a $100,000 note payable assumed in the Gold Leaf transaction and to fund new productions and working capital requirements. The Subordinated Notes bear interest at 15% per annum. In addition, discount on the Subordinated Notes of $65,000 was recognized on these notes in 1996, which is being amortized as interest expense on the interest method over the 10 year term of the Subordinated Notes.

           Net Income (Loss). Net loss for the three months ended March 31, 1997 was ($28,000), as compared to net income of $39,000 for the three months ended March 31, 1996. Pro forma net income for the three months ended March 31, 1996 was $32,000.

LIQUIDITY AND CAPITAL RESOURCES

           Since its formation in 1995, the Company has funded its acquisition and working capital requirements from the sale of Common Stock, the issuance of the Subordinated Notes and cash flow from operations. During 1995 and 1996, the Company sold Common Stock in the Private Placement for net proceeds of $1,793,000 and $105,000, respectively. During 1995 and 1996, the Company also issued Subordinated Notes in the Private Placement with a face value of $988,000 and $512,000, respectively, due in 2005 through 2006, and incurred related deferred financing costs of $287,000 (including approximately $200,000 to related parties) and $69,000, respectively. In connection with the issuance of the Subordinated Notes, the Company issued 148,026 shares of Common Stock to the note holders for no additional consideration. The 148,026 shares of Common Stock were valued at $1.90 per share, or an aggregate value of $281,000, which was classified as discount on Subordinated Notes payable and is being amortized as additional interest expense over 10 years. At December 31, 1995 and 1996, accumulated amortization was $4,000 and $21,000, respectively.

           During 1995, $2,031,000 of the proceeds generated from the sale of Common Stock and the issuance of Subordinated Notes were utilized to acquire the business and operating assets of Cinescope. During 1996, $100,000 of such proceeds were utilized to repay a $100,000 note payable owed by Gold Leaf and assumed by the Company in connection with the Gold Leaf transaction.

           Primarily as a result of the previously described long-term debt and equity financings, the Company's net working capital increased by $670,000 from December 31, 1995 to December 31, 1996. Net working capital was $923,000 at December 31, 1996, as compared to net working capital of $253,000 at December 31, 1995, reflecting current ratios of 7.6:1 and 2.7:1, respectively. For the year ended December 31, 1996, net cash provided by operating activities was $260,000, as compared to cash used in operating activities of $47,000 during the period from September 22, 1995 through December 31, 1995.

           The Company's net working capital decreased by $135,000, from $923,000 at December 31, 1996 to $788,000 at March 31, 1997, reflecting a current ratio of 3.2:1, as a result of the normal seasonal slowdown during the first calendar quarter of the fiscal year. During the three months ended March 31, 1997, the Company utilized cash resources to support increases in accounts receivables, inventories, fixed assets, and additions to trademark, film and book libraries, offset in part by an increase in accounts payable.

           Accounts receivable at December 31, 1995 and 1996, and March 31, 1997, were $101,000, $151,000 and $340,000, net of provision for bad debt, respectively. The increase in accounts receivable of $50,000 from December 31, 1995 to December 31, 1996 was primarily a result of accounts receivable acquired in the Gold Leaf transaction. The increase in accounts receivable of $189,000 from December 31, 1996 to March 31, 1997 reflects a normal seasonal increase. Approximately 15% of accounts receivable at December 31, 1996 consists of two customers which provided approximately 24% of total 1996 sales. Approximately 14% of accounts receivable at March 31, 1997 consists of the same two customers.

           Inventories at December 31, 1995 and 1996, and March 31, 1997, were $132,000, $404,000 and $452,000, respectively. The increase in inventories of $272,000 from December 31, 1995 to December 31, 1996 was primarily a result of inventories acquired in the Gold Leaf transaction. As compared to Panorama's video tape business, Sierra typically maintains a higher level of inventory as a result of longer lead times and higher minimum order quantities associated with its print media products.

           During the three months ended March 31, 1997, the Company recorded deferred costs of $94,000 related to this Offering. These costs consist of legal fees and other related costs, and will be charged to shareholders' equity upon successful completion of this Offering or charged to operations if this Offering is not completed.

           In conjunction with this Offering, the holders of the Subordinated Notes will have the option of having the Company repay such notes at full face value, plus accrued interest. During 1998 and 1999, three years after the issuance date, the Company has the right to repay the Subordinated Notes without the consent of the note holders. The Company believes that most, if not all, of the note holders will accept the Company's offer to repay the Subordinated Notes upon the completion of this Offering. Should all of the note holders elect to have the Company repay such notes, during the period of such redemption the Company will record a non-recurring non-cash charge to operations aggregating $562,000, consisting of unamortized deferred financing costs and unamortized discount on the Subordinated Notes, which had balances of $309,000 and $253,000, respectively, at

March 31, 1997. Should all of the note holders elect to have the Company repay the Subordinated Notes, the Company will save $225,000 per year (which represents the cash portion of annual interest expense), until such time as either (i) the Company elects to repay the Subordinated Notes without the consent of the note holders (as permitted under the notes after the third anniversary of their issuance), or (ii) the Subordinated Notes become due and payable in accordance with their terms, and the amount of working capital available to the Company as a result of this Offering will be reduced accordingly.

           Based on the Company's operating plan, management believes that the proceeds from this Offering, together with potential future credit facilities and anticipated cash flow from operations, will be sufficient to meet the Company's anticipated cash needs and to finance its plans for expansion for at least the next twelve (12) months from the date of this Prospectus. Thereafter, the Company anticipates that it may require additional financing to meet its plans for expansion. No assurance can be given that the Company will be successful in obtaining additional financing on favorable terms, if at all. If the Company is unable to obtain additional financing, its ability to meet its plans for expansion beyond twelve (12) months could be materially adversely affected.

SEASONALITY

           The highest number of visits by tourists to national and state parks, monuments, historical sites, urban destinations and theme parks occurs during the spring and summer months. Therefore, sales of the Company's products have historically been higher in the second and third calendar quarters. Sales are highest in the second calendar quarter, reflecting shipments to customers in advance of the summer season. Accordingly, the Company considers its business to be materially affected by seasonality, with approximately 60% of sales revenues consistently generated during the period from April through September of each fiscal year. For the year ended December 31, 1996, pro forma sales by quarter were as follows:


                                         (Unaudited
                                         Pro Forma)
                    Quarter             Total Sales      Percent
                    -------             -----------      -------
                      1                  $  523,000          22%
                      2                     864,000          37%
                      3                     567,000          24%
                      4                     403,000          17%
                                         ----------         ---
                    Total                $2,357,000         100%
                                         ==========         ===

INFLATION

           The Company believes that inflation in recent years has not had, and is not expected to have, a material adverse effect on its net sales or profitability. The Company has been successful, in many cases, in reducing the effects of increases in costs of providing its products principally by taking advantage of vendor incentive programs, economies of scale resulting from increased volume of purchases and selective forward buying.

                                INDUSTRY OVERVIEW

           Tourism remains one of the growth industries in the United States, and the U.S. has been a preferred destination for the international traveler. When the U.S. dollar is weak, the U.S. becomes a relatively inexpensive place to visit for international travelers. The conventional wisdom in the tourist industry is that the farther the tourist travels to reach a destination, the more likely he/she will purchase souvenirs during the visit, such as video tapes. The retail video tapes business has experienced strong growth during the last five years, with sales of over $8 billion in 1996, and such business is expected to continue to grow. The Company produces video and book souvenirs for the U.S. destination market, which is comprised of national and state parks, monuments, historic places, urban destinations and theme parks.

           The U.S. national and state park systems offer visitors an interesting, varied and relatively inexpensive vacation experience. U.S. citizens are attracted to national and state parks because of their family appeal and their easy accessibility by automobile. International travelers are attracted to national and state parks because of their unusual geology and mysterious nature. Interest in national parks and other key tourist destinations is expected to increase, particularly for the international traveler. The Grand Canyon, Yellowstone, Yosemite and the Great Smoky Mountains are the most frequently visited U.S. National Parks. Other sites with high levels of visitation include Ellis Island in New York, the U.S.S. Arizona Memorial at Pearl Harbor in Hawaii, Big Bend National Park in Texas, Mesa Verde National Park in Colorado, Death Valley and Sequoia/Kings Canyon National Parks in California, Bryce Canyon, Glen Canyon and Zion National Parks in Utah and Olympic, Mount Rainier and Mount St. Helens in the State of Washington.

           There are basically three types of retailers that sell souvenirs at national and state parks, monuments and historic sites: cooperating associations, concessionaires and retailers at gateway communities. Cooperating associations are nonprofit entities chartered by Congress and sanctioned by the National Park Service to assist in the interpretation and preservation of national parks, monuments and historic places. Cooperating associations usually are located in the visitor centers at the parks and maintain retail operations within those centers. By law, cooperating associations may only offer merchandise for sale which is interpretative of the park or other location, such as books, videos and other graphic art items. Concessionaires are private firms with the contractual right to operate retail establishments within the borders of a national or state park. Concessionaires offer books, videos, graphic art materials and other souvenir items such as apparel, gift items, cups, key chains, pins and food items. Gateway community retailers are businesses which are located outside of the boundaries of the park, monument or historic site that provide tourist services to visitors to the parks and other nearby attractions.

           The most frequently visited national parks (such as the Grand Canyon, Yellowstone and Yosemite) have both cooperating associations and concessionaires within their borders. Other locations have either a cooperating association or a concessionaire; for example, Ellis Island only has a concessionaire, and the U.S.S. Arizona Memorial only has a cooperating association. In those locations with both cooperating associations and concessionaires, the concessionaires compete directly with the cooperating association with respect to videos, books and other graphic art materials.

           Urban destinations and theme parks are the other segments of the U.S. destination market. Cities such as Las Vegas, Los Angeles, New York, Washington, D.C., New Orleans, Orlando, Miami, Boston and San Francisco are popular tourist destinations. Each of these destinations has numerous souvenir shops, book stores, hotel gift shops and retail outlets in high-traffic tourist areas (such as airports) which sell souvenirs. Theme parks, such as Disneyland, Disneyworld, Universal Studios, Six Flags, Sea World and Knotts Berry Farm, among others, are also popular vacation spots. All major theme parks have a series of retail outlets which sell souvenirs to visitors.

                                    BUSINESS

GENERAL

           Panorama was formed as a Delaware corporation on July 27, 1995 by an investor group to acquire all of the assets of Cinescope. Cinescope was founded in 1970 by a cinematographer to produce super 8mm color films featuring the Grand Canyon, Yellowstone, Yosemite and several other U.S. national parks. As video tapes began to replace home movies, Cinescope began producing videos of these national parks and other locations. Panorama produces and distributes videos featuring various U.S. tourist destinations, with an emphasis on national and state parks, monuments and historic sites. The Company recently received eight "1997 Telly Awards" for four of its video titles. The Telly Awards were founded in 1980, and are privately administered awards given annually for excellence in the production of non-network commercials, film and video productions. The awards are partially funded from revenues received by contestants. Panorama produces and distributes videos featuring a number of popular cities that are tourist destinations, and produces and supplies to Universal Studios (both in California and Florida) videos featuring Universal's theme parks. The Universal Studios videos are hosted and narrated by veteran actor and personality John Forsythe. In addition, Panorama sells its video products to over 350 gift and souvenir shop locations located in or near national and state parks, hotels and airports. Panorama also markets "ViewMaster" products and photographic slides as a distributor to retail locations nationwide.

           Sierra was formed in California on June 25, 1996 by Panorama to acquire all of the assets of Gold Leaf. Gold Leaf was formed on June 25, 1987, by James L. Wilson, Jr., and Jeffrey D. Nicholas (who were both employed as photography teachers by the Ansel Adams Gallery at Yosemite National Park). Messrs. Wilson and Nicholas believed that a market existed for high quality, yet affordable, books about America's national parks. Utilizing Gold Leaf, they developed and refined formats of such books for the Yosemite market, and then expanded to include additional national park locations. In July 1996, Sierra acquired all of the assets of Gold Leaf and hired Messrs. Wilson and Nicholas as employees. Presently, Sierra has 50 books featuring national parks, and sells them to over 200 gift and souvenir shop locations in or near national and state parks, hotels and airports.

VIDEO LIBRARY

           The following is a list of Panorama's video library:


1.   Bandelier National Monument & Santa Fe, New Mexico: A Unique Cultural
     Legacy

2.   Big Bend: America's Last Primitive Frontier

3.   Bryce, Zion, Lake Powell: Amphitheaters of Art

4.   Cabrillo National Monument (San Diego): A Voyage of Discovery

5. Columbia River Gorge, Multnomah Falls & Portland: Northwest's Primitive Panorama

6.   Crater Lake National Park: Relic of a Vanished Mountain

7.   Ellis Island National Monument: Remembering Ellis Island - Everyman's
     Monument

8.   Grand Canyon: An Aerial Odyssey

9.   Grand Canyon National Park: A Journey into Discovery

10. Great Smoky Mountains National Park, Blue Ridge Parkway & Shenandoah National Park: The Wonders of the Appalachians

11.  Great Smoky Mountains National Park: A Wildlands Sanctuary

12.  Hearst Castle, California: The Enchanted Hill

13.  Hoover Dam: The Historic Construction

14.  Hopi Pottery: A Handmade Heritage

15.  John Muir: The Man, the Poet, the Legacy

16.  Las Vegas: The Glamour & the Glitter

17.  Los Angeles: A Paradox of Plenty

18.  Mesa Verde National Park: Where the Spirits Rise

19.  Molokai & Kalaupapa, Hawaii: The People, the Place, the Legacy

20.  Mount Rainier National Park: Arctic Island in the Sky

21.  Mount St. Helens National Volcanic Monument: The Turmoil of Creation
     Continues

22. Muir Woods National Monument-San Francisco: The Majesty & Splendor of the Redwoods

23.  New River Gorge: Grand Canyon of the East

24.  Nowhere But Las Vegas!

25.  Olympic: A Wonderland of Shore, Mountain & Rainforest

26.  Our Country: A Musical Tribute to America's Parks and Monuments

27.  Philadelphia, Pennsylvania: Birthplace of a Nation

28.  Remembering Pearl Harbor: The U.S.S. Arizona Memorial

29.  San Diego: America's Historic Cornerstone

30.  San Francisco, California: The City of Grandeur & Exhibition

31.  Sea Lion Caves & Oregon Coast: The Tempestuous Shore

32.  Sequoia & Kings Canyon National Park: Monarchs of the Forest

33.  Shenandoah National Park: The Historic Wonderland

34.  We Were There, Pearl Harbor

35.  Where Earth Touches The Sky

36.  Wonders Of Yosemite: Wildlife, Wildflowers

37.  Yellowstone & Grand Teton: The Place Where Hell Bubbled Up

38.  Yellowstone National Park

39.  Yosemite National Park: A Landscape of Wonders

40.  Yosemite: The First 100 Years (1890-1990)

41.  Yosemite: A Winter Wonderland

42.  Yosemite's Mariposa Grove

43.  Yosemite's Yesterdays

44.  Universal Studios Hollywood: A Universe of Cinemagic

45.  Universal Studios Florida: The Magic of Movies


BOOK LIBRARY

       The following is a list of Sierra's book library:

                             Pocket Portfolio Series

1.  Arches & Canyonlands             7.   Yosemite
2.  Grand Canyon                     8.   Death Valley
3.  Mount St. Helens                 9.   Sequoia/Kings Canyon
4.  Rendezvous                      10.   Yosemite-The 100 Year Flood
5.  Ribbons of Sand                 11.   Assateague, Island of Wild Ponies
6.  Wildflowers of Yosemite

                  Wish You Were Here and Visual Interpretation

 1.  Bryce Canyon                               7.  Rocky Mountain
 2.  Death Valley                               8.  Windows of the Past (2
 3.  Grand Canyon (2 titles, paper and cloth)       titles, paper and  cloth)
 4.  Grand Teton                                9.  Yellowstone (2 titles,
 5.  Islands in the Sky (2 titles,                  paper and cloth)
     paper and cloth)                          10.  Yosemite (2 titles,
                                                    paper and cloth)
 6.  Monument Valley                           11.  Zion


                                 Postcard Books

 1.   Arches                        13.    Monument Valley
 2.   Art on the Rocks              14.    Petrified Forest
 3.   Bryce Canyon                  15.    Rocky Mountain
 4.   Cactus Flowers                16.    Ruins of the Southwest
 5.   Capitol Reef                  17.    Sequoia & Kings Canyon
 6.   Carlsbad Caverns              18.    Wildlife of the Rockies
 7.   Death Valley                  19.    Yellowstone
 8.   Desert Dunes                  20.    Yellowstone Wildlife
 9.   Glen Canyon                   21.    Yosemite
10.   Grand Canyon                  22.    Zion
11.   Grand Canyon, Vol. 2          23.    Mesa Verde
12.   Grand Teton

OPERATIONS

           Videos. For most video projects, Panorama assumes the sole responsibility for development, production, distribution, display and customer service. Panorama writes, produces and directs video projects using both its own personnel as well as outside contractors under independent contractor "work-for-hire" arrangements. Panorama owns the underlying rights for every key video title in its library, except for the videos featuring the Universal Studios theme parks. Universal Studios owns the underlying rights to the subject matter of those videos, and Panorama may not, without the prior consent of Universal Studios, duplicate and sell those videos to retailers other than those retailers at Universal Studios' theme parks. See "Marketing and Distribution."

           Books. Sierra completes all book development projects by obtaining necessary photographs from landscape photographers on a "single use-fee" basis (pursuant to which Sierra pays the photographer a one-time fee to use the photographs in the book being developed), and by obtaining narrative written text on a work-for-hire basis. Sierra owns all of the copyrights to its products and, with two exceptions, does not pay royalties to authors or photographers. Sierra uses printers in Singapore and South Korea to print book titles in print runs that provide Sierra with inventory sufficient to last for one to three years.

           Purchase Requirements. In most instances, the Company does not impose any minimum purchase requirements on customers. When the Company decides to develop a new video or book, it enters into discussions with the cooperating association and concessionaires in order to determine the production and display requirements of such cooperating association and concessionaires for that video or book. This arrangement benefits the cooperating associations/concessionaires, because they do not need to make any advance investment for the production. This arrangement benefits the Company because the cooperating association and concessionaire have expended time and resources in providing the Company with their input on the project. Accordingly, the Company believes that cooperating association and concessionaire are more likely to remain committed to distribute the finished product until it is no longer a viable retail product.

           ViewMaster. The Company is a non-exclusive wholesale distributor of certain ViewMaster products (consisting of viewers and three-dimensional images on a rotating "card"). ViewMaster is a 60-year old company whose products are sold at retail worldwide. In particular, the Company is the distributor of ViewMaster's "Scenic" series (which includes national parks, monuments and historical sites), and distributes custom ViewMaster products for sales at specific locations such as Universal Studios' theme parks, Graceland in Memphis, Tennessee and various city zoos). Those custom products usually may not be sold to any other retailer or location.

OPERATING STRATEGY

           Market Strategy. The Company serves the U.S. destination market, by selling its products to (a) cooperating associations, concessionaires, retailers at gateway communities and tourist groups at national and state parks, monuments and historic sites; (b) souvenir shops, book stores, hotel gift shops and retailers at airports in certain cities and urban destinations (such as Las Vegas and San Francisco); and (c) retail outlets at the Universal Studios theme parks located in California and Florida. The Company expects to increase its presence in each of these market segments. See "INDUSTRY OVERVIEW."

           Video Formats. Panorama releases its key video titles in the three major video formats used worldwide: NTSC (National Television Systems Committee) used in the United States, Canada, Japan, Korea, Mexico and parts of South America; PAL (Phase Alternation Line) used in Europe (other than France), China, India and parts of South America; and SECAM (System Electronique Couler Avec Memoire) used in France, the former Soviet Union and sections of North Africa.

           Languages. Panorama releases key video titles with narration in English and several other languages, including some or all of German, French, Italian, Spanish, Chinese, Japanese and Korean. The determination of how many and which languages to be used in a particular video is determined by the demographics of visitors to the locations covered by the video and other customer requirements. In addition, Sierra publishes all of its book titles in English and has inserts with text and caption translations for some of its book titles in French, German and Japanese.

           Just-in-Time Inventory. Panorama has been able to meet customer demand by use of a "just-in-time" inventory system. Panorama has the ability to process and ship its products typically within 48 hours of its receipt of a purchase order, by maintaining its own videocassette duplication facilities, which it uses for small orders, and by using outside sources for videocassette duplication jobs for larger orders. Sierra has been able to meet customer demand, although it does not have a "just-in-time" inventory system. Sierra has the ability to process and ship its products from existing inventory typically within 24 hours of its receipt of a purchase order. See "Inventory Management."

GROWTH STRATEGY

           New Products. There are approximately 375 national parks, monuments and historical sites within the United States. Presently Panorama has video titles featuring 32 of these locations, and Sierra has books featuring 84 of these locations. Panorama and Sierra intend to expand their respective businesses by producing and distributing products featuring many other locations. Panorama intends to produce a composite video from existing footage which will cover several national parks and cities. This video can be produced at a low cost and can be widely marketed covering a number of different locations. Other product expansion opportunities under consideration by the Company include adding or updating products featuring key tourist cities such as New York, Los Angeles, San Francisco, New Orleans, Washington D.C. and Miami.

           Updates and Additions to Existing Videos. Panorama will update and add material to its existing video titles in order to keep them current. This process entails additional scripting, filming and editing.

           Expansion of Retail Distribution Outlets. The Company intends to expand and increase the number of retail distribution outlets for products (by producing new titles and engaging in specialized marketing). It also intends to increase sales of products through existing retail outlets (by producing additional, but related, or updated, products with additional language tracks to distribute to such outlets).

           Universal Studios; Other Theme Parks. The Company has been advised that Universal Studios expects to open a new theme park in Japan in 1999, and another new theme park called "Islands of Adventure" in Florida. Panorama plans to negotiate with Universal Studios to be a souvenir video supplier for those new theme parks. However, there are no assurances that Panorama will be successful in this regard. In addition, because Universal Studios is an independent production company, there are no assurances that Universal Studios will continue to utilize Panorama's products and services. See "RISK FACTORS -- Concentration of Sales to Certain Customers." The Company will seek to develop new contract relationships with other entities who own and operate theme parks.

           Expanding distribution channels. The Company is examining means of expanding the distribution of products into other distribution channels, such as cable television (including home-shopping television networks), the Internet and direct mail. In April 1997, Panorama entered into an agreement with Questar Home Video ("Questar"), pursuant to which Panorama has agreed to license a portion of its video library to Questar for direct mail marketing purposes. In addition, in 1996 Sierra entered into an agreement with Falcon Press, a book distribution company, to manage sales of Sierra's books to traditional retail book stores.

           Strategic Relationships. The Company is pursuing strategic relationships and alliances with selective partners who utilize videos and books as premiums or sales inducements. Panorama has entered into an agreement with Destiny Telecomm, Inc., a multilevel marketing company offering telephone service on a global basis ("Destiny"), for the purchase and distribution of Panorama's video entitled "Our Country: A Musical Tribute to America's Parks and Monuments." Destiny has agreed to purchase a total of $1,260,000 of these video units in 1997 and another $2,340,000 of these video units in 1998. Destiny expects to market Panorama's video to and through its 500,000 associate members.

CUSTOMER SERVICE

           The Company believes that customer service is an important factor in marketing its products. Emphasis is placed on having local market representatives provide responsive customer service. The Company has an outside, commissioned sales force, with local market representatives in Las Vegas, the Grand Canyon, Yosemite and Orlando, Florida. The national sales manager (also a commissioned independent contractor) is located in Las Vegas, which is a central location of the park business of the Company. The Company provides customer service to all other locations, usually on a weekly basis through an experienced telemarketing sales representative or by Company management.

PURCHASING

           Panorama utilizes a number of suppliers for videocassettes, videotapes and packaging. It is not materially dependent upon any of such suppliers. Sierra utilizes one or two printers in each of Singapore and South Korea for book printing and binding services in order for its business to be cost-effective. However, due to the significant number of entities providing similar services in those countries, Sierra believes that it is not materially dependent on the services of its current printers.

INVENTORY MANAGEMENT

           In the past, many of the Company's customers ordered enough quantities of product at one time to last for an entire tourist season. This practice was beneficial to the Company, but proved to be costly to customers in terms of inventory expense, additional warehouse space and carrying costs. Recently, many of the Company's customers have transformed the management of their inventory to a "just-in-time" system, which demands small (and more frequent) shipments from suppliers. The ability to meet the demands of a just-in-time inventory system is important in the tourist industry, because if a retailer does not have the product in stock, the sale is lost. There are few repeat retail customers or repeat retail sales in the souvenir industry.

           Because Panorama maintains its own video duplication facilities, it is able to manage the evolving retail requirements of just-in-time inventory for its customers. Panorama maintains a balance between using its own duplicating facilities (typically for smaller orders) and using third party duplicating facilities. As a result, Panorama typically ships its product within 48 hours of its receipt of a purchase order. Sierra maintains a significant inventory so that it typically is able to process and ship its products within 24 hours of its receipt of a purchase order.

           Panorama also has its own just-in-time inventory system, which permits it to avoid outside warehousing and storage costs and allows it to utilize working capital and management resources for production and customer service (without sacrificing its ability to fill customers' new orders). Sierra usually orders one printing run for its book titles, during the months of February and March of each year, based upon its projected sales of those titles. Sierra maintains its pre-produced inventory of titles at its own warehouse facilities and places some inventory on consignment with certain distributors. Because its print runs are based upon projected sales, it is possible for Sierra to run out of inventory of a particular title if customer demand for that title exceeds Sierra's projections. In such instances, however, Sierra has the ability to order a special printing run to replenish its inventory for that title in order to meet customer demand.

MARKETING AND DISTRIBUTION

           The Company markets and distributes products to the key segments of the U.S. destination market (i.e., national and state parks, monuments and historic sites, popular urban destinations and theme parks). In addition to these key tourist destinations, the Company has begun attempts to market products through specialized distribution channels and by developing strategic relationships with key corporate clients, distributors and retailers. The Company also is building and utilizing a database for marketing purposes. Sierra has a full-color brochure listing many of its titles for direct mail and other marketing purposes, and is in the process of developing a "web site" for inclusion on the Internet.

           National Parks, Monuments, etc. Cooperating associations and concessionaires account for the largest amount of sales of videos and books to tourists visiting national and state parks, monuments and historical sites. In addition, the Company sells products to retailers at gateway communities and directly to tour companies, particularly those tour companies specializing in Asian tourists. The key firms in the national park business (such as ARAMARK, Delaware North and Amfac) are transforming retailing at the parks into more sophisticated operations. Many of these firms are installing state-of-the-art price scanners, store fixtures and display units. In order to maintain these accounts, the Company has designed custom display units (in the form of rotating floor towers which require only about one square foot of floor space) to increase the attractiveness of its products and to reduce required shelf space, thereby providing efficiency to the retailers' stores. These display units typically are provided at no charge to the retailer when the retailer purchases enough videos and books to fully-stock the display unit. The display units are designed to effectively display the Company's products (which are of a somewhat unique size) as well as to make it difficult for competitors' products to be placed on the unit. In certain instances, Panorama will provide key retailers with video monitors to feature its video products at the point-of-sale location.

           Cities. The Company's products featuring popular city tourist destinations are sold to souvenir shops, book stores, hotel gift shops, airport gift shops and other high-tourist traffic locations.

           Theme Parks. Panorama's videos featuring the Universal Studios theme parks are sold to the retail outlets at each theme park for resale to park visitors. Panorama, at its sole expense, develops the scripts, manages the production, designs the packaging, duplicates and assists the Universal Studios retailers with displays at each location. However, there is no requirement for Universal Studios to purchase a minimum number of video units from Panorama. Additionally, Universal Studios is not precluded from producing and distributing its own videos. See "RISK FACTORS -- Concentration of Sales to Certain Customers."

COMPETITION

           The video production and book publishing businesses are highly competitive. Retailers consider customer service, display, sales force relationships, quality of production and price as important factors in their purchase decisions. Tourists and other visitors consider price, packaging and recommendations from the retailer's representative important factors in their purchase decisions.

           Video. Panorama's primary competitors are Finley Holiday (whose videos appear at most national park and monument locations); Arizona Highway (whose videos are featured at the Grand Canyon); Readers' Digest (whose videos are featured at the Grand Canyon, Yellowstone and Yosemite) and Encounter Video (whose videos appear at most major national parks). Most of the companies with which Panorama competes are substantially larger than Panorama, and most of them have significantly greater financial and other resources than Panorama. There also are several local independent video producers at some locations who offer modest, but specialized, productions for sale. Finally, Panorama faces competition from tourists and other visitors themselves, who make their own home videos of the locations. In order to effectively compete, Panorama attempts to produce videos with professional production elements (such as aerial footage taken from helicopters and aircraft) that are considerably different from those of their competitors and from what visitors can produce on their own.

           Books. There is significant competition in the book publishing segment of the national park market. Each cooperating association also is a book publisher. However, the book products of the cooperating associations are generally interpretive titles with an emphasis on text and not photographs, which does not make them commercially viable for traditional book publishers. In addition, larger concessionaires such as Yosemite Concession Services and Hamilton Stores (at Yellowstone) have produced their own visitor-oriented books for their locations. Other commercial, photography-oriented publishers that are heavily involved in the national parks are K.C. Publications, Canyonlands Publications and World Wide Research and Publishing (which produces the National Parkways Series). Finally, both the National Geographic Society and Woodlands Press specialize in coffee table books on selected national parks.

           Pricing. Competition in the video production and book publishing businesses also extends to pricing. As souvenir retail operations become more sophisticated at national parks and other tourist destinations, the Company believes that there will be considerable pressure by retailers for wholesalers such as the Company to reduce wholesale prices. If wholesale price reductions occur, and retailers reduce retail prices, there could be an increase in overall volume to offset the decreases in the wholesaler's margins. However, if retailers do not reduce retail prices, the Company believes that sales could become stagnant and result in reduced gross margins for wholesalers. The Company's pricing strategy is to remain competitive with its leading competitor in whichever markets the Company enters.

NEW TECHNOLOGY

           In addition to the direct competition described above, Panorama faces indirect competition from alternative delivery technologies which are intended to provide video entertainment directly to the consumer. These technologies include (i) direct broadcast satellite transmission systems (which broadcast films in digital format direct from satellites to small antennas in the home);
(ii) cable systems (which transmit digital format films to the home over cable systems employing fiber optic technology); (iii) pay cable television systems (which may employ digital data compression techniques to increase the number of channels available and, hence, the number of films which can be transmitted); and (iv) high-definition television (a system of digital transmission of television signals which are received by a technologically advanced form of television set). Digital Video Disc ("DVD") technology also may indirectly compete with Panorama. The DVD will contain space for a minimum of three spoken languages and four subtitled languages. Currently, the cost of producing a DVD master is considerably higher than that of producing a traditional video tape master but the cost of duplicating a DVD disc is considerably less than that of duplicating a standard video tape. If DVD becomes the format of choice for consumers, then eventually consumers will demand souvenir videos in DVD format. Because consumers will need to adjust to the new format and may wait to see if retail prices for DVDs and DVD players decrease over time, Panorama may need to release titles in both DVD and video formats, which will add to Panorama's costs of operation. Panorama intends to carefully monitor the progress of DVD and to produce its videos in the DVD format if demanded by its customers.

GOVERNMENTAL POLICIES

           Government policy has considerable impact on national and state parks. Therefore, these policies have a significant effect on the future of business in or near the parks. The federal government's unprecedented shut down of the National Parks System during the Thanksgiving holiday in November 1995 and during the entire month of December 1995 had a material adverse effect on the souvenir business in or near those parks. The shutdowns occurred during the only periods that significant visitation occurs in the winter months. The effect on retailers during the shutdowns was immediately felt (since there were no visitors to purchase any products). Arguably more harmful was the impact that the shutdowns had on international travelers who were planning vacations during the shutdown periods. Rather than risk a summer trip to a closed national or state park, the Company believes that a large number of international travelers went elsewhere during this past fiscal year. There can be no assurances that a prolonged shutdown of the national parks will not occur in the future. Any such shutdown could have a material adverse effect on the Company's business.

           The National Park Service has the dual mission of protecting the national parks while making them accessible to as many visitors as possible. At times these missions conflict with each other. There are factions within the National Park Service, together with certain environmental groups, that desire to severely restrict the number of private vehicles entering sensitive areas of the national parks. For example, there are on-going discussions concerning implementing public transportation into such sensitive park areas. Some environmental groups want to reduce the number of retail outlets, hotel rooms, food services and parking offered in the parks. For example, some of these groups have discussed reductions in connection with Yosemite National Park, which recently experienced damage caused by floodings. Any policy adopted by the National Park Service which has the effect of reducing the number of visitors to national parks could have a material adverse effect on the Company's business.

SEASONALITY AND ACTS OF GOD

           The Company's operations are subject to seasonality and other factors which affect the number of visitors to national and state parks, monuments and historical sites. In general, sales of the Company's products are higher during the months of April through September. Factors such as inclement weather, natural disasters and other acts of God, which are unpredictable, may adversely affect the Company's business because they directly affect the number of visitors to national and state parks. For example, the landslide in Yosemite National Park, which occurred in the summer of 1996, had a material adverse effect on the Company's business at that national park.

INTERNATIONAL TRAVELERS

           International travelers represent a significant portion of the purchasers of videos and books at U.S. destinations. Therefore, a decrease in the number of international travelers to U.S. destinations may have a negative effect on retail sales of videos and books. A decrease in the number of international travelers may occur as a result of several factors, such as international currency fluctuations, transportation strikes, civil unrest, travel restrictions and other factors, all of which are beyond the control of the Company.

EMPLOYEES

           The Company has eight full time employees and two part time employees, of whom six are salaried and four are employed on an hourly basis. The Company also has appointed commissioned sales representatives who are independent contractors. None of the Company's employees is a party to any collective bargaining agreement. The Company has not experienced any work stoppages and considers its employee relations to be excellent.

PROPERTIES

           Panorama currently leases facilities in Burbank, California consisting of 4,350 square feet at a rent equal to $3,481.60 per month (subject to cost of living increases, increases for higher property taxes and the pro rata cost of utilities). The lease expires on November 30, 1999. Sierra leases from Gold Leaf facilities in Mariposa, California (near Yosemite National Park) consisting of 8,600 square feet at a rent equal to $3,000 per month. The lease expires on June 30, 2001. See "CERTAIN TRANSACTIONS -- Gold Leaf." Panorama also utilizes the services of outside storage or "vault" companies to store and secure original film elements and video masters.

TRADEMARKS AND COPYRIGHTS

           Panorama owns no registered trademarks or service marks. Panorama believes that its business is not materially dependent on any patent, trademark or service mark. Panorama believes that it owns the copyrights and other intellectual property rights on substantially all of its video titles, other than its titles produced for Universal Studios and its "John Muir: The Man, the Poet, the Legacy" title. Sierra owns the federal trademark registration for its logo and its series title "Wish You Were Here." Sierra's business is materially dependent upon the ownership of all rights to its book titles.

LEGAL MATTERS

           There are no pending material legal proceedings against the Company or any of its properties nor, to the knowledge of the Company, are any legal proceedings threatened.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

           The executive officers and directors of Panorama, their ages as of June 1, 1997 and their positions are set forth below.

Name                       Age            Position
----                       ---            --------
Edward H. Resnick           59            Chairman, Chief Executive Officer,
                                          Secretary, Chief Financial
                                          Officer and Director

David K. Haspel             48            President, Chief Operating Officer
                                          and Director

Simon A. Hershon            49            Director

James L. Wilson, Jr.        49            Director

           All directors of Panorama hold office until the next annual meeting of stockholders or until their successors have been duly elected and qualified. As soon as practicable after the effective date of this Offering, the Company shall recruit and elect individuals to the Board of Directors with the result that a majority of the Board will be comprised of independent directors.

           EDWARD H. RESNICK has been the Chairman of the Board, the Chief Executive Officer and Secretary of Panorama since its formation in 1995. He recently was appointed as the Chief Financial Officer of Panorama. Mr. Resnick is also the Chairman of the Board of Sierra. From 1988 to 1995, he was a real estate investor and consultant and an advisor to the boards of directors of various small companies. From 1987 to 1988, Mr. Resnick was the acting Chief Executive Officer and Chairman of the Executive Committee of Scandia Down Corporation (a national retail chain specializing in fine European bedding products). From 1985 to 1987, he was the treasurer and a director of East/West Network, Inc., a privately-owned company which was the largest publisher of airline "in-flight" magazines. From 1983 to 1985, Mr. Resnick was a partner of Memel & Resnick, a law firm located in Los Angeles. From 1980 to 1983, he was an investor (primarily in real estate) and a consultant to various small companies. From 1974 to 1980, he was Chairman and Chief Executive Officer of RB Industries, Inc., a major home furnishings retailer and manufacturer listed on the New York Stock Exchange. Mr. Resnick received a B.S. degree in economics from the Wharton School of Finance, and a J.D. degree from Boston University Law School.

           DAVID K. HASPEL has been the President, Chief Operating Officer and a director of Panorama since its formation in 1995. From 1985 to 1995, he was the President and founder of Haspel Communications, a Los Angeles-based marketing and communications company, and a consultant to the Arden Group, Inc. (Gelson's markets) and Nicole Miller Designs. From 1989 to 1991, he was a partner in Westwood Pictures, L.P. (the predecessor to Samuelson Productions). From 1972 to 1985, he was an advertising executive with Tracy-Locke/BBDO, Bozell and the Bloom Agency in Dallas, Texas. Mr. Haspel is a member of the board of directors of the Starbright Foundation (a Los Angeles-based children's charity). He received a B.A. degree in journalism from the University of Oklahoma and a MBA degree in marketing from Southern Methodist University. In 1996, Mr. Haspel completed the Executive Program at UCLA's John E. Anderson Graduate School of Management.

           SIMON A. HERSHON has been a director of Panorama since its formation in 1995. He is the President and Chief Executive Officer of the InterBank Companies, which offer financial consulting, asset management, merchant banking and investment services to businesses, institutions and individuals in the hospitality, real estate, finance and communications industries. Mr. Hershon graduated from the U.S. Naval Academy and received Masters and Doctorate degrees in business administration from Harvard University.

           JAMES L. WILSON, JR. has been a director of Panorama since July 1, 1996. He also has been a major stockholder, director and executive officer of Gold Leaf since its formation in 1987. Prior to founding Gold Leaf, Mr. Wilson was employed by the Ansel Adams Gallery at Yosemite National Park as a photography teacher. Pursuant to the Asset Purchase Agreement among Panorama, Sierra and Gold Leaf, dated June 18, 1996, Mr. Wilson and Jeffrey Nicholas (as the founders of Gold Leaf) are entitled to designate one member to Panorama's Board of Directors ("Board") until the earlier of the date that (a) an initial public offering of the Common Stock has been declared effective by the Commission, or (b) Panorama shall have been merged with another entity or otherwise sold to another entity in a transaction in which Panorama is not the surviving entity. Mr. Wilson is the designee of Gold Leaf to the Board for 1997.

EXECUTIVE COMPENSATION

           The following table sets forth the cash and other compensation paid during fiscal years ended December 31, 1995 and 1996 to the Company's executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                                    Long Term
                                                                                                   Compensation
                                                    Annual Compensation                                Award
                                          -------------------------------------                   --------------
                                                                                    Securities
                                                                  Other Annual      Underlying        All Other
Name and Principal Position       Year    Salary($)  Bonus($)   Compensation($)     Options (#)   Compensation($)
---------------------------       ----    ---------  --------   ---------------     -----------   ---------------
Edward H. Resnick, Chairman       1996      60,000(1)   -0-            -0-              -0-             -0-
                                  1995      60,000      -0-            -0-              -0-             -0-
David K. Haspel, President        1996     135,000      -0-            -0-           47,369(2)          -0-
                                  1995     135,000    15,000           -0-           47,368(3)          -0-

--------------------

(1) As of January 1, 1997, Mr. Resnick's salary is $90,000 per annum. See "MANAGEMENT - Employment Agreements."

(2) Represents non-plan options granted to Mr. Haspel in connection with his Employment Agreement. See "MANAGEMENT -- Employment Agreements."

(3) Represents non-plan founder's option granted to Mr. Haspel in connection with Panorama's Private Placement. See "CERTAIN TRANSACTIONS -- Haspel Stock Options."


              OPTION GRANTS IN LAST FISCAL YEAR (INDIVIDUAL GRANTS)

           During the fiscal year ended December 31, 1996, the Company did not grant any options to any of its executive officers.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL-YEAR AND
                         FISCAL-YEAR END OPTION VALUES

                                                   Number of Securities Underlying              Value of Unexercised in-the-
                  Shares Acquired      Value       Unexercised Options at Fiscal Year            Money Options at Fiscal Year
Name              On Exercise (#)   Realized ($)   End (#) Exercisable/Unexercisable          End ($) Exercisable/Unexercisable(1)
----              ---------------   ------------   ------------------------------------       -----------------------------------
David K. Haspel         -0-            --          47,369 exercisable/0 unexercisable(2)      $52,106 exercisable/0 unexercisable
David K. Haspel         -0-            --          47,368 exercisable/0 unexercisable(3)      $142,057 exercisable/0 unexercisable

--------------------
(1) There was no public trading market for the Common Stock on December 31, 1996. Accordingly, solely for purposes of this table, the values in this column has been calculated on the basis of fifty percent (50%) of the expected initial public offering price, less the aggregate exercise price of the options.

(2) Represents part of 189,474 shares underlying non-plan options granted to Mr. Haspel in fiscal year 1995 in connection with his Employment Agreement. Of these 189,474 underlying shares, the option to purchase 47,369 shares vested on September 22, 1996. Of the remaining 142,106 shares underlying these options, the option to purchase 47,369 shares vests on September 22, 1997, the option to purchase 47,368 shares vests on September 22, 1998, and the option to purchase 47,368 shares vests on September 22, 1999. See "MANAGEMENT -- Employment Agreements."

(3) Represents non-plan options granted to Mr. Haspel as a founder of Panorama in fiscal year 1995, all of which are vested. See "CERTAIN TRANSACTIONS -- Haspel Stock Options."


COMPENSATION OF DIRECTORS

           Directors are not paid a fee for, but are reimbursed for their out-of-pocket expenses associated with, each meeting of the Board of Directors and committees attended. Subsequent to this offering, it is expected that each director who is not an officer of Panorama will be paid $500 for each Board meeting attended, and $250 for each committee meeting attended. Directors are elected by the stockholders and serve for one year terms.

EMPLOYMENT AGREEMENTS

           Edward H. Resnick. Effective January 1, 1997, Panorama entered into a two-year employment agreement with Mr. Resnick, the Chairman of the Board and Chief Executive Officer of Panorama. Pursuant to this agreement, Mr. Resnick receives a base salary of $90,000 per annum. Mr. Resnick also will be eligible to receive an annual bonus, payable at the sole discretion of the Board, based upon, with respect to the fiscal year at issue, Panorama's achievement of profitability (if any). Under the agreement, Mr. Resnick's employment is subject to confidentiality restrictions and a non-competition agreement (which non-competition agreement remains in effect during the term of the employment agreement and for an additional two years thereafter). If Mr. Resnick is terminated by Panorama without cause, he is entitled to severance pay equal to his then current base salary for the remainder of the term of the agreement. Mr. Resnick's agreement is subject to termination by Panorama for "cause," which is defined as, among other things, Mr. Resnick's breach of any of the confidentiality restrictions and non-competition provisions, his commission of an act of fraud upon Panorama, his continued repeated willful failure to perform his duties under the agreement, or his material violation of any duty of loyalty to the Company.

           David K. Haspel. Effective September 22, 1995, Panorama entered a one-year employment agreement with Mr. Haspel, the President and Chief Operating Officer of Panorama. Although the initial term of this agreement expired on September 22, 1996, it automatically continues on a month-to-month basis until terminated by either party. Pursuant to this agreement, Mr. Haspel is to receive a base salary of $135,000 per annum. Mr. Haspel also will be eligible to receive an annual bonus, payable at the sole discretion of the Board, based upon, with respect to the fiscal year at issue, Panorama's achievement of profitability (if any). Under the agreement, Mr. Haspel's employment is subject to confidentiality restrictions and a non-competition agreement (which non-competition agreement remains in effect during the term of the employment agreement and for so long as Mr. Haspel is compensated by Panorama). Mr. Haspel is entitled to receive his base salary from Panorama after the employment agreement is terminated if Mr. Haspel has personally guarantied the debts or obligations of Panorama, until such time as he is released from his obligations under any such personal guaranty. At present, Mr. Haspel has not entered into any such personal guaranties for the benefit of Panorama. Mr. Haspel's employment agreement is subject to termination without cause by either party upon thirty (30) days' written notice to the other party. Mr. Haspel is entitled to six months severance pay based on his then current salary in the event he is terminated by Panorama without cause. In addition, the agreement is subject to termination by Panorama for "cause," which is defined as conviction of a felony, embezzlement from Panorama, any act of willful breaching of the employment agreement or habitually neglecting the business and affairs of Panorama, or the dissolution of Panorama (after an appropriate period of time to wind up Panorama's affairs).

           In connection with his employment by Panorama, on September 22, 1995, Mr. Haspel and Panorama entered into an Option Agreement, pursuant to which Panorama granted Mr. Haspel twenty-five year options to purchase 189,474 shares of Common Stock at an exercise price of $1.90 per share. The option agreement contains anti-dilution provisions providing for the adjustment of the number of shares underlying the options and the exercise price under certain circumstances. These options vest in increments as follows: (i) as to 47,369 shares, on September 22, 1996; (ii) as to 47,369 shares, on September 22, 1997;
(iii) as to 47,368 shares, on September 22, 1998; and (iv) as to 47,368 shares, on September 22, 1999. If Mr. Haspel's employment with Panorama terminates for any reason, any of the options not vested as of the date of termination will simultaneously terminate with Mr. Haspel's employment.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

           Panorama's Certificate of Incorporation includes provisions which limit the liability of its directors. As permitted by applicable provisions of the Delaware General Corporation Law ("Delaware Law"), directors will not be liable to Panorama for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. This limitation does not affect liability for any breach of a director's duty to Panorama or its stockholders (i) with respect to approval by the director of any transaction from which he or she derives an improper personal benefit, (ii) with respect to acts or omissions involving an absence of good faith, that the director believes to be contrary to the best interests of Panorama or its stockholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern or inattention that amounts to an abdication of his or her duty to Panorama or its stockholders, or that show a reckless disregard for duty to Panorama or its stockholders in circumstances in which he or she was, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to Panorama or its stockholders, or (iii) based on transactions between Panorama and its directors or another corporation with interrelated directors or based on improper distributions, loans or guarantees under applicable sections of Delaware Law. This limitation of directors' liability also does not affect the availability of equitable remedies, such as injunctive relief or rescission.

           Panorama's Amended and Restated Bylaws obligate Panorama to indemnify its directors, officers and other corporate agents to the full extent permitted by Delaware Law, in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Panorama has been advised that it is the position of the Commission that insofar as the foregoing provision may be invoked for liabilities arising under the Securities Act, the provision is against public policy as expressed in the Securities Act and is therefore unenforceable.


                              CERTAIN TRANSACTIONS

           The information set forth herein briefly describes certain transactions between the Company and certain affiliated parties.

ISSUANCE OF SHARES

           Pursuant to an agreement to provide certain financial and other information and documentation, the Company agreed to sell and issue 26,316 shares of Common Stock to the Founder and sole shareholder of Cinescope at a purchase price of $1.90 per share. On May 29, 1997, the Company issued the Founder 26,316 shares of Common Stock and in consideration therefor, the Founder paid the Company $50 and executed a secured promissory note in the amount of $49,950 to the Company. The promissory note is non-interest bearing, matures on May 29, 1999, is non-recourse to the Founder and is secured solely by the shares. In accordance with the agreement with the Founder, the Company is obligated to adjust the number of shares, without additional consideration, so that the Founder holds no less than that number of shares of Common Stock representing an aggregate value of $250,000 at the conclusion of this Offering. Assuming an initial offering price of $6.00 per share, the Founder is entitled to a total of 41,667 shares. Accordingly, the Company will be required to issue the Founder an additional 15,351 shares of Common Stock at the conclusion of this Offering. This transaction will result in a non-cash charge to operations of $200,000 during the three months ended June 30, 1997.

GOLD LEAF

           Pursuant to that certain Asset Purchase Agreement, dated June 18, 1996, among the Company, Gold Leaf, and the stockholders of Gold Leaf, the Company issued 177,003 shares of Common Stock to Gold Leaf as consideration for the sale of all of Gold Leaf's assets to Sierra and Sierra's assumption of certain of Gold Leaf's liabilities and obligations. Under that Asset Purchase Agreement, the Company remained obligated to issue Gold Leaf, as additional consideration for Sierra's acquisition of the assets, up to an additional 157,895 shares of Common Stock during the period commencing January 1, 1997 and ending December 31, 1998 if Sierra achieved certain stated financial goals. Effective as of January 2, 1997, the Company and Gold Leaf amended the Asset Purchase

Agreement to provide that the Company would issue all of those additional shares, and the Company issued the 157,895 shares to Gold Leaf. The Company valued the 157,895 shares of common stock at $1.90 per share, and accounted for the shares as additional purchase consideration. Accordingly, the Company recorded the $300,000 as excess of cost over fair value of assets acquired, which is being amortized over 25 years.

           Sierra leases its facilities in Mariposa, California (consisting of 8,600 square feet at a rent equal to $3,000 per month) from Gold Leaf. See "BUSINESS -- Properties."

           James L. Wilson, Jr., Lynn Wilson (his spouse) and Jeffrey D. Nicholas are the stockholders of Gold Leaf. James L. Wilson, Jr. also is a director of Panorama, and Messrs. Wilson and Nicholas are directors and officers of Sierra.

HASPEL STOCK OPTIONS

           On July 27, 1995, Panorama entered into a Stock Option Agreement with David K. Haspel, pursuant to which Panorama granted Mr. Haspel, for his services as a "founder" of Panorama, a twenty-five year option to purchase 47,368 shares of Common Stock, at a purchase price of $.001 per share (which is the par value of the Common Stock and which was determined to be the fair market value of the Common Stock by the Company). The option agreement contains anti-dilution provisions providing for the adjustment of the number of shares underlying the option and the exercise price under certain circumstances. As of the date of this Prospectus, Mr. Haspel has not exercised this option. The option expires on August 11, 2020. Mr. Haspel is a founder, director and executive officer of Panorama.

LIFE INSURANCE ON DAVID HASPEL

           On January 15, 1996, Panorama obtained a $1,500,000 life insurance policy on the life of Mr. Haspel. The beneficiary of the policy is the Panorama International Productions, Inc. Irrevocable Insurance Trust, dated July 17,
1995 ("Trust"), a trust which has been established by the Company for the benefit of the holders of the Subordinated Notes. The trustee of the trust is Richard J. Migliaccio, who is a partner of Bronson & Migliaccio, the law firm of which a former director of Panorama (H. Bruce Bronson) also is a partner. In the event that all of the holders of the Subordinated Notes accept the Company's offer to repay the notes, then management intends to modify this life insurance policy so that the Company is the beneficiary thereunder.

CERTAIN FEES

           In connection with the Private Placement, the Company paid approximately $120,000 to InterBank Communications, Inc. ("InterBank") for consulting services, and paid approximately $80,000 to the law firm of Bronson & Migliaccio for legal services. Simon Hershon (a director of Panorama) is the sole shareholder of InterBank, and Richard J. Migliaccio (the trustee of the Trust) and H. Bruce Bronson (a former director of Panorama) are partners of Bronson & Migliaccio.

                       PRINCIPAL AND SELLING STOCKHOLDERS

           The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock as of the date of the Prospectus and as adjusted to reflect the sale of the Common Stock offered hereby for (i) each director and director nominee of Panorama; (ii) each person known to Panorama to be the beneficial owner of more than five percent (5%) of the outstanding shares; (iii) all directors and executive officers as a group; and
(iv) the Selling Stockholders. For purposes of computing the percent of shares outstanding after this Offering, the 15,351 shares issuable to the Founder at the conclusion of this Offering have been added to the number of shares outstanding after this Offering. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION" and "CERTAIN TRANSACTIONS -- Issuance of Shares." Except pursuant to applicable community property laws or as otherwise indicated, each stockholder has sole voting and investment power with respect to the shares beneficially owned. As used herein, the term "beneficial ownership" with respect to shares of the Common Stock has the meaning set forth in Rule 13d-3 of the Exchange Act, as consisting of sole or shared voting power (including the power to vote or direct the vote of the security) and/or shared investment power (including the power to dispose of the security or direct the disposition of the security) through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next sixty (60) days. Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment power with respect to all shares of Common Stock shown as beneficially owned by the stockholder.

                                                    BEFORE OFFERING                                 AFTER OFFERING
                                              -------------------------                      --------------------------
                                                             PERCENT OF                                      PERCENT OF
                                               NUMBER          SHARES          SHARES         NUMBER           SHARES
           NAME                               OF SHARES     OUTSTANDING    BEING OFFERED     OF SHARES      OUTSTANDING
           ----                              ---------     ------------    -------------     ---------      -----------
OFFICERS AND DIRECTORS(1)
Edward H. Resnick........................       248,290         8.3%            -0-            248,290          6.2%
David K. Haspel(2).......................        94,737         3.2%            -0-             94,737          2.4%
Simon A. Hershon(3)......................       643,026        21.5%            -0-            643,026         16.0%
James L. Wilson, Jr.(4)..................       334,898        11.2%            -0-            334,898          8.4%
                                              ---------        -----         ------          ---------          ----
All directors and officers as
  a group (5 persons)....................     1,320,951        44.1%            -0-          1,320,951         32.9%
                                              ---------        -----         ------          ---------         -----

5% OR MORE BENEFICIAL OWNERS
(OTHER THAN SELLING STOCKHOLDERS)
Gold Leaf Properties, Inc.(5)............       334,898        11.2%            -0-            334,898          8.4%
InterBank Communications, Inc.(6)........       643,026        21.5%            -0-            643,026         16.0%
Nichols, Safina, Lerner & Co., Inc.......       187,970         6.3%            -0-            187,970          4.7%
                                              ---------       ------         ------          ---------        ------
All 5% or More Beneficial Owners
(other than Selling Stockholders)........     1,165,894        38.9%            -0-          1,165,894         29.1%
                                              ---------       ------         ------          ---------        ------

SELLING STOCKHOLDERS
A. Patrick Linton........................        26,316            *         11,084             15,232             *
Andrew G. Kader..........................        26,316            *         11,084             15,232             *
Bruce Horwytz............................        13,158            *          5,542              7,616             *
James Cozzetto...........................       115,132         3.8%         48,490             66,642          1.7%
John Grode...............................        26,316            *         11,084             15,232             *
Kepman Capital...........................        26,316            *         11,084             15,232             *
Lawrence Cooper..........................        26,316            *         11,084             15,232             *
M.D. Sabbah..............................       394,737        13.2%        166,250            228,487          5.7%
Milton & Priscilla Graham................        26,316            *         11,084             15,232             *

Norman Stitzer...........................        26,316            *         11,084             15,232             *
Peter Gabrielli..........................        26,316            *         11,084             15,232             *
Richard Carney Rev. Trust................       105,263         3.5%         44,334             60,929          1.5%
Robert Feldgarden..................              26,316            *         11,084             15,232             *
Robert Horwytz...........................        31,250         1.0%         13,162             18,088             *
Robert Mahala............................        26,316            *         11,084             15,232             *
Steven Realbuto..........................        13,158            *          5,542              7,616             *
William B. Warden........................        26,316            *         11,084             15,232             *
John Murray..............................        26,316            *         11,084             15,232             *
Melvin H. Meyer..........................        26,316            *         11,084             15,232             *
K. King Burnett..........................        13,158            *          5,542              7,616             *
Ronald McGee.............................        15,625            *          6,581              9,044             *
Alan Rubin...............................        26,316            *         11,084             15,232             *
                                             ----------      -------        -------          ---------         -----
Total Selling Stockholders...............     1,069,905        35.7%        450,619            619,286         15.4%
                                              ---------        -----        -------          ---------         -----
TOTAL(7).................................     2,578,826        86.1%        450,619          2,128,207         53.1%
                                              =========        =====        =======          =========         =====

--------------------

 *   Less than 1.0%.

(1) The address of the Company's officers and directors is 2621 Empire Avenue, Burbank, California 91504.

(2) All 94,737 shares are subject to outstanding options which are currently exercisable. Does not include an aggregate of 142,105 shares subject to an existing stock option which have not yet vested. See "MANAGEMENT -- Employment Agreements."

(3) These shares are beneficially owned by Mr. Hershon as the sole shareholder of InterBank, which is the holder of record of these shares.

(4) These shares are beneficially owned by Mr. Wilson, his wife and Jeffrey Nicholas, as the sole stockholders of Gold Leaf, the holder of record. Mr. Wilson and his wife own approximately 67% of the outstanding shares of Gold Leaf and, accordingly, control its business and affairs.

(5) James Wilson, a director of Panorama and Sierra, his spouse, and Jeffrey Nicholas are stockholders of Gold Leaf and as such are the beneficial owners of the shares owned of record by Gold Leaf.

(6) Simon Hershon, a director of Panorama, is the sole shareholder of InterBank and as such is the beneficial owner of the shares owned of record by InterBank.

(7) For purposes of computing these totals, the shares owned beneficially by Simon Hershon and James L. Wilson, Jr. (and held of record by InterBank and Gold Leaf, respectively) were only counted once.


                            DESCRIPTION OF SECURITIES

           The following summary description of the Company's capital stock is qualified in its entirety by reference to the Company's Certificate of Incorporation, as amended to date.

CAPITAL STOCK

           The Company is authorized to issue two classes of shares, designated as "Common Stock" and "Preferred Stock." The total number of shares of capital stock that the Company is authorized to issue is 15,000,000.

COMMON STOCK

           The Company is authorized to issue up to 10,000,000 shares of Common Stock, $.001 par value per share. As of May 29, 1997, there were 5,690,527 shares of Common Stock outstanding held of record by 78 stockholders. Prior to this offering, the Company effected a 1 for 1.9 Reverse Stock Split of the Common Stock, pursuant to which the 5,690,527 shares of Common Stock were converted to 2,995,014 shares. Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Holders of Common Stock are entitled to receive ratably, dividends when, as, and if declared by the Board out of funds legally available therefor and, upon the liquidation, dissolution, or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding Common Stock is validly authorized and issued and is fully paid and nonassessable.

           The Company has applied to qualify the Common Stock for trading on the Nasdaq SmallCap Market under the symbol "PNRM."

PREFERRED STOCK

           The Company is authorized to issue up to 5,000,000 shares of Preferred Stock, $.001 par value per share. Pursuant to the Certificate of Incorporation, as amended, the Board has the authority to issue shares of the Preferred Stock from time to time in one or more series. The Board also is authorized to fix the number of shares of Preferred Stock of each such series, and to determine or alter for each such series the voting powers, designations, preferences, privileges or other rights with respect thereto. As of the date of this Prospectus, the Company has not issued any shares of Preferred Stock. However, the issuance of Preferred Stock by the Company would affect the rights of the holders of the Common Stock. Such an issuance would result in, among other things, a class of the Company's securities outstanding that would have liquidation rights superior to those of the Common Stock. In addition, if so determined by the Board, the shares of Preferred Stock could have dividend rights which are superior to those of the Common Stock and could have voting and conversion rights which adversely affect the voting rights of the holders of the Common Stock.

UNDERWRITERS' WARRANTS

           The Company has authorized the issuance of warrants to the Underwriters to purchase up to 100,000 shares of Common Stock at an exercise price of one hundred thirty percent (130%) of the initial public offering price per share of Common Stock exercisable at any time in the four-year period commencing one year from the date of this Prospectus. The holders of the Underwriters' Warrants will be granted certain "piggyback" and "demand" registration rights with respect to the Common Stock underlying the Underwriters' Warrants. See "UNDERWRITING."

TRANSFER AGENT

           The Company has appointed U.S. Stock Transfer Corporation, Glendale, California as transfer agent for the Common Stock.


                         SHARES ELIGIBLE FOR FUTURE SALE

           Upon completion of this Offering, the Company will have outstanding 4,010,365 shares of Common Stock (taking into account the 15,351 shares issuable to the Founder). See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION" and "CERTAIN TRANSACTIONS -- Issuance of Shares." All of the 1,450,619 shares of Common Stock offered hereby will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by any person who is or thereby becomes an "affiliate" of the Company, which shares will be subject to the resale limitations contained in Rule 144 promulgated under the Securities Act as described below. The remaining 2,559,746 shares of Common Stock currently outstanding, which are currently held by the Company's existing stockholders, are "restricted securities" within the meaning of Rule 144 under the Securities Act and, in general, if held for at least one year, will be eligible for sale in the public market in reliance upon and subject to the limitations of Rule 144. All of these shares will become eligible for sale under Rule 144 commencing ninety (90) days from the date of the Prospectus. However, the officers and directors of the Company have entered into two-year Lock-Up Agreements as described below.

           In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an "affiliate" of the Company, as that term is defined under the

Securities Act, is entitled to sell, within any three month period, the number of shares beneficially owned for at least one year that does not exceed the greater of (i) one percent (1%) of the number of the then outstanding shares of Common Stock; or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. Furthermore, a person who is deemed not to have been an affiliate of the Company during the ninety (90) days preceding a sale by such person and who has beneficially owned such shares for at least two years is entitled to sell such shares without regard to the volume, manner of sale or notice requirement.

           In addition, Rule 701 under the Securities Act provides an exemption from the registration requirements of the Securities Act for offers and sales of securities issued pursuant to certain compensatory benefit plans or written contracts of a company not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. Securities issued pursuant to Rule 701 are defined as restricted securities for purposes of Rule 144. However, ninety (90) days after the issuer becomes subject to the reporting provisions of the Exchange Act, which is expected to be the date of this Prospectus, the Rule 144 resale restrictions, except for the broker's transaction requirements, are inapplicable for nonaffiliates. Affiliates are subject to all Rule 144 restrictions after this 90-day period, except the Rule 144 holding period requirement.

           Up to 100,000 additional shares of Common Stock may be purchased by the Underwriters through the exercise of the Underwriters' Warrants. The Underwriters' Warrants will be exercisable at a price equal to one hundred thirty percent (130%) of the initial public offering price and will be exercisable at any time and from time to time during the four-year period commencing one year from the date of this Prospectus. The holders of the Underwriters' Warrants have been granted certain "piggyback" and "demand" registration rights. Any and all of such shares of Common Stock will be tradeable without restriction, provided that the Company satisfies such registration requirements in accordance with the terms of the Underwriters' Warrants. See "UNDERWRITING."

           Prior to this Offering, no public market for the Company's securities has existed. Following this Offering, no predictions can be made of the effect, if any, of future public sales of restricted shares or the availability of restricted shares for sale in the public market. Moreover, the Company cannot predict the number of shares of Common Stock that may be sold in the future pursuant to Rule 144 or Rule 701 because such sales will depend on, among other factors, the market price of the Common Stock and the individual circumstances of the holders thereof. The availability for sale of substantial amounts of Common Stock could adversely affect prevailing market prices for the Company's securities.

           The Company and its officers and directors have agreed to enter into Lock-Up Agreements under which they will agree not to sell, pledge, encumber or otherwise dispose of any of their shares of Common Stock or other securities of the Company for a period of two years commencing upon the date of the Prospectus, without the prior written consent of the Underwriters.


                                  UNDERWRITING

           Subject to the terms and conditions of the Underwriting Agreement among the Company, the Selling Stockholders and the Underwriters, (a) the Company has agreed to sell to the Underwriters, and the Underwriters have agreed to purchase, 1,000,000 shares of Common Stock offered by the Company; and (b) the Selling Stockholders have agreed to sell to the Underwriters, and the Underwriters have agreed to purchase, 450,619 shares of Common Stock offered by the Selling Stockholders. NSL will act as the managing underwriter in connection with this offering.

           The Underwriting Agreement provides that the obligations of the Underwriters are subject to the approval of certain legal matters by counsel to the Underwriters and various other conditions. The nature of the Underwriters' obligations are such that the Underwriters are obligated to purchase, on a firm commitment basis, all of the above shares of Common Stock if any are purchased.

           The Company has been advised by the Underwriters that they propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and to offer part of the shares of Common Stock to certain dealers at that price, less a concession not exceeding $______ per share. The Underwriters may allow, and the dealers may reallow, a discount not exceeding $______ per share of Common Stock to other dealers. After this Offering, the offering price, concession and reallowance may be changed by the Underwriters. The Underwriters have informed the Company that they do not expect sales to discretionary accounts to exceed five percent (5%) of the shares offered by the Company hereby.

           The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. The Company has agreed to pay to the Underwriters a non-accountable expense allowance equal to three percent (3%) of the gross proceeds derived from the sale of the shares of Common Stock underwritten (including, the sale of any shares subject to the Underwriters' over-allotment option described below).

           The Underwriters have been granted an option, exercisable during the thirty (30)-day period commencing on the date of this Prospectus, to purchase from the Company at the offering price less underwriting discounts, up to 217,593 additional shares, for the sole purpose of covering over-allotments, if any.

           In connection with this Offering, the Company has agreed to sell to the Underwriters, for nominal consideration, a Warrant to purchase 100,000 shares of the Common Stock. The Underwriters' Warrant is initially exercisable, at a price of one hundred thirty percent (130%) of the per share public offering price of the shares offered hereby, for a period of four years, commencing one year from the date of this Prospectus. The shares of Common Stock issuable upon exercise of the Underwriters' Warrant are the same as the shares being sold in this Offering. The Underwriters' Warrant contains anti-dilution provisions providing for adjustment of the number of warrants and exercise price under certain circumstances. The Underwriters' Warrant grants to the holder thereof certain rights of registration of the shares issuable upon exercise of the Underwriters' Warrant.

           The officers and directors of the Company have agreed not to, directly or indirectly, sell, offer to sell, grant an option for the sale of, pledge, encumber, transfer or assign any of their shares of Common Stock, without the prior written consent of the Underwriters until two years from the date of this Prospectus.

           The Company has agreed with the Underwriters that, except as described in this Prospectus, for a period of twelve (12) months from the date of this Prospectus, it will not issue any securities or grant options or warrants to purchase any securities of the Company without the Underwriters' consent.

           The Company has agreed to appoint NSL's designee to the Board for a period of sixty months following the date of this Prospectus so long as such designee meets the Company's reasonable qualifications for election as a director. As of the date of this Prospectus, NSL has not yet submitted to the Company the name of its designee to the Board.

           The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be affected on Nasdaq or otherwise and, if commenced, may be discontinued at any time and will, in any event, be discontinued thirty (30) days after settlement of this Offering.

           The foregoing is a summary of the principal terms of the Underwriting Agreement and does not purport to be complete. Reference is hereby made to a copy of such agreement which is filed as an exhibit to the Registration Statement (as hereinafter defined).

           Prior to this Offering there has been no public market for any of the Common Stock. Accordingly, the offering price of the shares was determined by negotiation between the Company and the Underwriters. Factors considered in determining such price and terms, in addition to prevailing market conditions, include an assessment of the Company's history and prospects. The public offering price of the shares of Common Stock does not bear any relationship to assets, earnings, book value or other criteria of value applicable to the Company and should not be considered an indication of the actual value of the shares. Such price is subject to change as a result of market conditions and other factors, and no assurance can be given that the shares can be resold at the public offering price.


                                  LEGAL MATTERS

           The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Loeb & Loeb LLP, Los Angeles, California. Lehman & Eilen, Uniondale, New York, has acted as counsel for the Underwriters in connection with this offering.


                                     EXPERTS

           The consolidated financial statements of the Company for the year ended December 31, 1996 and for the period from September 22, 1995 to December 31, 1995, together with financial statements of Cinescope Enterprises, Inc., from January 1, 1995 to September 21, 1995, and the financial statements of The Sierra Press, Inc., for the year ended December 31, 1995 and the six months ended June 30, 1996, all of which are included in this Prospectus and in the Registration Statement, have been audited by Ernst & Young LLP, independent public accountants, as stated in their reports appearing elsewhere herein and in the Registration Statement, and have been so included in reliance upon such reports of such firm given upon their authority as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

           The Company has filed with the Commission a registration statement ("Registration Statement"), together with exhibits thereto, under the Securities Act with respect to the Common Stock offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus (which constitutes a part of the Registration Statement) does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and to the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits filed as a part thereof, which may be examined without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary

Plaza, Washington, D.C. 20549, or at the Regional Offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission in Washington, D.C., upon payment of the fees prescribed by the Commission. In addition, such materials may be accessed electronically at the Commission's site on the World Wide Web, located at http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other documents referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

           The Company will, upon completion of this Offering, be subject to the informational requirements of the Exchange Act and, in accordance therewith, will file reports and other information with the Commission. Such reports and other information may be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Copies of such materials can be obtained at prescribed rates from the Commission at such address.

                    PANORAMA INTERNATIONAL PRODUCTIONS, INC.

                          INDEX TO FINANCIAL STATEMENTS


Audited Consolidated Financial Statements of the Company
  For the year ended
  December 31, 1996 and the period from
  September 22, 1995 (Inception) to December 31, 1995...........................   F-2

  Report of Independent Auditors................................................   F-3
  Consolidated Balance Sheets...................................................   F-4
  Consolidated Statements of Operations.........................................   F-5
  Consolidated Statements of Shareholders' Equity...............................   F-6
  Consolidated Statements of Cash Flows.........................................   F-7
  Notes to Consolidated Financial Statements....................................   F-8


Unaudited Consolidated Financial Statements of the Company
  For the quarter ended March 31, 1997.........................................   F-20

  Unaudited Consolidated Balance Sheet.........................................   F-21
  Unaudited Consolidated Statements of Operations..............................   F-22
  Unaudited Consolidated Statement of Shareholders' Equity.....................   F-23
  Unaudited Consolidated Statements of Cash Flows..............................   F-24
  Notes to Unaudited Consolidated Financial Statements.........................   F-25

Audited Financial Statements of Cinescope Enterprises, Inc.
  (Predecessor to Panorama) For the period from January 1,
  1995 to September 21, 1995...................................................   F-27

  Report of Independent Auditors...............................................   F-28
  Statement of Operations......................................................   F-29
  Statement of Cash Flows......................................................   F-30
  Notes to Financial Statements................................................   F-31


Audited Financial Statements of The Sierra Press, Inc. For the
  period from January 1, 1996 to June 30, 1996 and the year
  ended December 31, 1995......................................................   F-33

  Report of Independent Auditors...............................................   F-34
  Balance Sheets...............................................................   F-35
  Statements of Operations.....................................................   F-36
  Statements of Shareholders' Equity...........................................   F-37
  Statements of Cash Flows.....................................................   F-38
  Notes to Financial Statements................................................   F-39

                    Audited Consolidated Financial Statements

                    Panorama International Productions, Inc.

                      For the year ended December 31, 1996
               and the period from September 22, 1995 (Inception)
                              to December 31, 1995
                       with Report of Independent Auditors

                         Report of Independent Auditors


The Board of Directors and Shareholders
Panorama International Productions, Inc.

We have audited the accompanying consolidated balance sheets of Panorama International Productions, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended December 31, 1996, and the period from September 22, 1995 (inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Panorama International Productions, Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for the year ended December 31, 1996, and the period from September 22, 1995 (inception) to December 31, 1995, in conformity with generally accepted accounting principles.


                                                 Ernst & Young LLP


March 7, 1997, except as to
Note 12, which is June 9, 1997

                    Panorama International Productions, Inc.

                           Consolidated Balance Sheets

                                                                        DECEMBER 31
                                                                   1996            1995
                                                                --------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                    $  472,000      $  148,000
   Accounts receivable, net of provision for bad debt of
     $10,000 and $0, respectively                                  151,000         101,000
   Inventories                                                     404,000         132,000
   Prepaid expenses and other current assets                        35,000          22,000
                                                                --------------------------
Total current assets                                             1,062,000         403,000

Property, plant and equipment, net                                  60,000          21,000

Trademark, film, and book libraries and excess of cost
   over fair value of assets purchased, net of accumulated
   amortization of $131,000 and $23,000, respectively            2,329,000       2,064,000
Deferred financing costs, net of accumulated
   amortization of $39,000 and $7,000, respectively                317,000         280,000
                                                                --------------------------
Total assets                                                    $3,768,000      $2,768,000
                                                                ==========================

LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities:
   Accounts payable                                             $   87,000      $  136,000
   Accrued expenses                                                 35,000          13,000
   Income taxes payable                                             16,000               -
   Deferred tax liability                                            1,000           1,000
                                                                --------------------------
Total current liabilities                                          139,000         150,000

Notes payable, net of discount                                   1,240,000         807,000
Deferred tax liabilities                                            14,000           4,000
Commitments
Shareholders' equity:
   Common stock, $.001 par value:
     Authorized shares - 3,157,895
     Issued and outstanding shares - 2,810,803 and
       2,505,684 at 1996 and 1995, respectively                      3,000           3,000
   Additional paid-in capital                                    2,231,000       1,790,000
   Retained earnings                                               141,000          14,000
                                                                --------------------------
Total shareholders' equity                                       2,375,000       1,807,000
                                                                --------------------------
Total liabilities and shareholders' equity                      $3,768,000      $2,768,000
                                                                ==========================

See accompanying notes

                    Panorama International Productions, Inc.

                      Consolidated Statements of Operations

                                                                     FOR THE PERIOD
                                                                          FROM
                                                                      SEPTEMBER 22
                                                       YEAR ENDED       1995 TO
                                                       DECEMBER 31     DECEMBER 31
                                                         1996              1995
                                                     -----------------------------
Sales                                                $ 2,108,000       $   369,000
Cost of sales                                            887,000           145,000
                                                     -----------------------------
Gross profit                                           1,221,000           224,000

Depreciation and amortization                            150,000            32,000
Selling and marketing                                    239,000            44,000
General and administrative expense                       463,000           103,000
                                                     -----------------------------
Income before interest expense and income taxes          369,000            45,000

Interest income                                           16,000             1,000
Interest expense                                        (231,000)          (27,000)
                                                     -----------------------------

Income before income taxes                               154,000            19,000

Provision for income taxes                               (27,000)           (5,000)
                                                     -----------------------------
Net income                                           $   127,000       $    14,000
                                                     =============================

Earnings per common and common equivalent share      $      0.04       $        --

Weighted average common and common
    equivalent shares outstanding                      3,191,935         3,191,935


See accompanying notes.

                    Panorama International Productions, Inc.

                 Consolidated Statements of Shareholders' Equity

                                                                          Additional
                                                              Common        Paid-In          Retained
                                             Shares           Stock         Capital          Earnings          Total
                                             -------------------------------------------------------------------------
Balance at September 22, 1995                1,052,632      $    1,000      $    1,000      $        -      $    2,000
   Issuance of common stock less
     issuance costs of $391,000              1,355,602           2,000       1,604,000               -       1,606,000
   Issuance of common stock in
     connection with notes payable              97,450               -         185,000               -         185,000
   Net income                                        -               -               -          14,000          14,000
                                            --------------------------------------------------------------------------
Balance at December 31, 1995                 2,505,684           3,000       1,790,000          14,000       1,807,000
   Issuance of common stock for
     acquisition of Sierra Press, Inc.         177,003               -         336,000               -         336,000
   Issuance of common stock in
     connection with notes payable              50,576               -          96,000               -          96,000
   Issuance of common stock for cash            77,540               -           9,000               -           9,000
   Net income                                        -               -               -         127,000         127,000
                                            --------------------------------------------------------------------------
Balance at December 31, 1996                 2,810,803      $    3,000      $2,231,000      $  141,000      $2,375,000
                                            ==========================================================================

See accompanying notes.

                    Panorama International Productions, Inc.
                      Consolidated Statements of Cash Flows

                                                                            FOR THE PERIOD
                                                                                 FROM
                                                                             SEPTEMBER 22
                                                            YEAR ENDED            1995 TO
                                                           DECEMBER 31          DECEMBER 31
                                                               1996                1995
                                                          ---------------------------------
OPERATING ACTIVITIES
Net income                                                $   127,000         $    14,000
Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
     Depreciation and amortization                            150,000              32,000
     Deferred income taxes                                     10,000               5,000
     Provision for bad debts                                   10,000                   -
     Changes in operating assets and liabilities net
       of effect of acquisition:
         Accounts receivable                                   11,000             (99,000)
         Inventories                                           19,000             (25,000)
         Prepaid expenses and other current assets            (13,000)            (16,000)
         Accounts payable                                     (92,000)             29,000
         Accrued expenses                                      22,000              13,000
         Income tax payable                                    16,000                   -
                                                          -------------------------------
Net cash provided by (used in) operating activities           260,000             (47,000)

INVESTING ACTIVITIES
Acquisition of business including purchase costs                    -          (2,098,000)
Cash received in acquisition of business                       36,000                   -
Additions to trademark, film, and book libraries             (318,000)                  -
Purchases of property, plant and equipment                    (23,000)             (1,000)
                                                          -------------------------------
Net cash used in investing activities                        (305,000)         (2,099,000)

FINANCING ACTIVITIES
Increase in notes payable                                     433,000             788,000
Payments on notes payable                                    (100,000)                  -
Net proceeds from the issuance of common stock                105,000           1,793,000
Payments on deferred financing costs                          (69,000)           (287,000)
                                                          -------------------------------
Net cash provided by financing activities                     369,000           2,294,000
                                                          -------------------------------
Net increase in cash during the period                        324,000             148,000

Cash at beginning of year                                     148,000                   -
                                                          -------------------------------
Cash at end of year                                       $   472,000         $   148,000
                                                          ===============================

Supplemental disclosure of cash flow information:
  Cash paid during the period for:
     Interest                                             $   231,000         $    27,000
     Income taxes                                         $     1,000         $         -


See accompanying notes.

                    Panorama International Productions, Inc.

                   Notes to Consolidated Financial Statements

                                December 31, 1996


1. SIGNIFICANT ACCOUNTING POLICIES

GENERAL

Panorama International Productions, Inc. (the Company) was incorporated in Delaware on July 27, 1995. On September 22, 1995, the Company purchased the operating assets (which primarily consisted of a film library of 42 titles) of Cinescope Enterprises, Inc. On July 1, 1996, the Company acquired the operating assets and liabilities of The Sierra Press, Inc. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Sierra Press. All significant intercompany transactions and balances have been eliminated.

NATURE OF BUSINESS AND CONCENTRATION OF CREDIT RISK

The Company's operations primarily consist of the recording and distribution of historical, cultural and destination video tapes and postcard books for the tourist industry. A concentration of credit risk relating to accounts receivable in the tourist industry exists. The Company generally does not require collateral, and losses on uncollectible receivables have been within management's expectations. The Company has two customers (one is a major entertainment company and the other is a government sponsored company) for which the revenues exceed 10% of total revenues. Individually, revenues from these customers were 12% each of total sales for the year ended December 31, 1996. In addition, these combined customers accounted for 15% of accounts receivable at December 31, 1996.

REVENUE RECOGNITION

Sales are recorded when products are shipped to customers.

ESTIMATES USED IN THE PREPARATION OF THE FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates and such differences may be material to the financial statement.

                    Panorama International Productions, Inc.

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECLASSIFICATIONS

Certain reclassifications have been made to the 1995 financial statements to conform to 1996 presentation.


CASH AND CASH EQUIVALENTS

The Company considers securities purchased within three months of their date of maturity to be cash equivalents. Due to the short maturity of these instruments the carrying value is stated at cost which approximates the fair market value.

INVENTORIES

Inventories are valued at the lower of cost (first-in, first-out method) or market.

PROPERTY, PLANT, AND EQUIPMENT

Property, plant and equipment are stated on the basis of cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets for machinery and equipment and furniture, fixtures and computer equipment. Estimated useful lives used in the calculation of depreciation are as follows:

Machinery and equipment                              5 years
Furniture, fixtures and computer equipment           5 years


EARNINGS PER SHARE

Earnings per share is computed based upon the weighted average number of common shares outstanding plus common stock equivalents calculated under the treasury stock method in accordance with Accounting Principles Board No. 15, "Computing Earnings Per Share" (APB 15). In calculating earnings per share, retroactive effect was given to certain stock and warrant transactions that were within one year of the estimated initial filing date of the registration statement relating to an initial public offering. The financial statements and footnotes have been adjusted to reflect a 1 to 1.9 reverse stock split completed subsequent to year end.

                    Panorama International Productions, Inc.

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION

In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). Pursuant to SFAS No. 123, a company may elect to continue expense recognition under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25) or to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on the fair value methodology outlined in SFAS No. 123. SFAS No. 123 further specifies that companies electing to continue expense recognition under APB No. 25 are required to disclose pro forma net income as if fair value based accounting prescribed by SFAS No. 123 has been applied. The Company has elected to continue expense recognition pursuant to ABP No. 25. SFAS No. 123 is effective for fiscal years beginning after December 15, 1995.

INCOME TAXES

Income taxes are reported in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect of deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

DEFERRED FINANCING COSTS

Costs relating to obtaining the financing for the Company have been deferred and are being amortized on an interest method over ten years. Amortization for the period ended December 31, 1996 and 1995, was $32,000 and $7,000, respectively.

FILM LIBRARIES

Costs directly related to the production of films for the Company have been deferred and are being amortized using a straight-line method over 15 years. Deferred film costs for 1996 and 1995 was $297,000 and $338,000, respectively. Amortization for the period ended December 31, 1996 and 1995 was $32,000 and $6,000, respectively.

                    Panorama International Productions, Inc.

2. ORGANIZATION AND ACQUISITION

On September 22, 1995, the Company acquired the operating assets of Cinescope Enterprises, Inc. for $2,000,000 and incurred costs of $98,000. Funding was provided by the issuance of 979,441 shares of Common Stock at $1.90 per share and the proceeds from $325,000 of promissory notes. The acquisition has been accounted for as a purchase.

The purchase price including incurred costs exceeded the net assets acquired by $2,087,000 which is allocated to film library and excess of cost over fair value of assets acquired. The film library and excess of cost over fair value of assets acquired are being amortized on a straight-line basis over 15 years and 25 years, respectively. It is the Company's policy to evaluate these costs and recognize impairment if it is probable that the recorded amounts are not recoverable from future cash flows.

On July 1, 1996, the Company acquired the operating assets and assumed liabilities of The Sierra Press, Inc. Consideration was given to the former owners of The Sierra Press, Inc. in the form of 177,003 shares at $1.90 per share. The acquisition has been accounted for as a purchase. The purchase price was allocated to the assets acquired and liabilities assumed based on their preliminary estimated fair values at the date of acquisition as follows:

Cash                                                 $  36,000
Accounts receivable                                     71,000
Inventory                                              291,000
Book library                                            55,000
Fixed assets                                            26,000
Accounts payable                                       (43,000)
Notes payable                                         (100,000)

Included in the purchase agreement for The Sierra Press, Inc. are provisions to issue additional shares to the former owners contingent on pretax income of Sierra Press through 1998. Under this agreement, the maximum number of Company shares obligated to be issued to the former owners is 157,895. Subsequent to year end the purchase agreement was amended to remove the contingent nature of the additional shares and all 157,895 shares were issued to the former owners. The Company will account for the shares issued as additional purchase price.

                    Panorama International Productions, Inc.

3. INVENTORIES

Inventories consist of the following at December 31:

                                1996                    1995
                              --------------------------------
Raw materials                 $ 61,000                $ 41,000
Finished goods                 343,000                  91,000
                              --------------------------------
                              $404,000                $132,000
                              ================================

4. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following at December 31:

                                                            1996                      1995
                                                          ---------------------------------
Machinery and equipment                                   $ 54,000                 $ 18,000
Furniture, fixtures and computer equipment                  17,000                    4,000
                                                          ---------------------------------
                                                            71,000                   22,000
Less accumulated depreciation                              (11,000)                  (1,000)
                                                          ---------------------------------
                                                          $ 60,000                 $ 21,000
                                                          =================================

5. TRADEMARK, FILM AND BOOK LIBRARIES AND EXCESS OF COST OVER FAIR VALUE OF ASSETS PURCHASED

Trademark, film and book libraries and excess of cost over fair value of assets purchased consist of the following at December 31:

                                                                      1996                      1995
                                                                 ---------------------------------------
Trademark and book library                                       $    77,000                 $         -
Film library                                                         634,000                     338,000
Excess of cost over fair value of assets acquired                  1,749,000                   1,749,000
                                                                 ---------------------------------------
                                                                   2,460,000                   2,087,000
Less accumulated amortization                                       (131,000)                    (23,000)
                                                                 ---------------------------------------
                                                                 $ 2,329,000                 $ 2,064,000
                                                                 =======================================

                    Panorama International Productions, Inc.

6. NOTES PAYABLE

Notes payable consist of the following at December 31:

                                                               1996             1995
                                                            ----------------------------
Subordinated promissory notes payable to various
 holders bearing interest at 15% per annum, interest
 payable monthly, due September 2005 through
 July 2006                                                  $1,500,000        $  988,000
Less discount on promissory notes payable                      260,000           181,000
                                                            ----------------------------
                                                            $1,240,000        $  807,000
                                                            ============================

The promissory notes payable are not secured by any of the Company's assets. In addition, these notes are subordinated to any other senior debt the Company may incur. In connection with the issuance of the promissory notes, the Company issued 148,026 shares of Common Stock to the note holders at no extra cost. The Common Stock issued was valued at $1.90 per share or $281,000. The $281,000 is classified as discount on promissory notes payable and is being amortized as interest expense on the interest method over the term of the notes payable (10 years). The accumulated amortization at December 31, 1996 and 1995 is $21,000 and $4,000, respectively.

The promissory notes payable may be prepaid by the Company on or after the third anniversary date without any prepayment penalty. The promissory notes payable may be accelerated on or after the fifth anniversary date by the note holders whereby the note holders may demand prepayment of principal and interest in part or in full.

                    Panorama International Productions, Inc.

7. INCOME TAXES

The Company has accounted for income taxes using the guidance of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No.
109). Under SFAS No. 109, deferred taxes are determined based on the difference between the financial statement basis and tax basis of assets and liabilities, and is measured at the enacted tax rates that will be in effect when those differences reverse. Deferred tax expense is determined by the change in the net deferred tax asset or liability.

The provision for income tax consists of the following at December 31:

                    1996          1995
                  ----------------------
Current:
   Federal        $10,000    $         -
   State            6,000              -
                  ----------------------
                   16,000              -
Deferred:
   Federal          6,000          4,000
   State            5,000          1,000
                  ----------------------
                   11,000          5,000
                  ----------------------
                  $27,000        $ 5,000
                  ======================


The provision for income taxes is at a rate different than the U.S. federal statutory tax rate for the following reasons:

                                                        1996         1995
                                                       ------------------
Computed federal statutory tax rate                      34%          34%
State taxes, net of federal taxes                         7%           5%
Lower tax rate due to size of income                    (21%)        (13%)
Net operating loss carryforward benefit                  (1%)         --
Other                                                    (1%)         --
                                                       ------------------
                                                         18%          26%
                                                       ==================

                    Panorama International Productions, Inc.

7. INCOME TAXES (CONTINUED)

The tax effect of temporary differences results in deferred income tax liabilities as follows:

                                        CURRENT      NON-CURRENT
                                      --------------------------
1996
Deferred tax liabilities:
   Depreciation and amortization        $     -        $14,000
   Prepaid expenses                       1,000              -
                                        ----------------------
Total deferred tax liabilities          $ 1,000        $14,000
                                        ======================


                                        CURRENT      NON-CURRENT
                                      --------------------------
1995
Deferred tax liabilities:
   Depreciation and amortization        $     -        $ 4,000
   Prepaid expenses                       2,000              -
   Net operating loss carryforwards      (1,000)             -
                                        ----------------------
Total deferred tax liabilities          $ 1,000        $ 4,000
                                        ======================

                    Panorama International Productions, Inc.

7. INCOME TAXES (CONTINUED)

The Company's effective tax rate differs with the maximum federal statutory rate due to depreciation, amortization, certain non-deductible expenses and lower rates applicable to the Company's level of income. For tax purposes, the Company has an operating loss carryover of approximately $0 and $1,000 for 1996 and 1995, respectively.

8. SHAREHOLDERS' EQUITY

In July 1995 and September 1995, an officer of the Company was granted options to purchase 47,368 shares of Common Stock at an exercise price of $.001 per share and 189,474 shares of Common Stock at an exercise price of $1.90 per share, respectively. The fair market value of the options issued in July 1995 is considered to be $.001 and the fair market value of the options issued in September 1995 is considered to be $1.90 based on negotiating the acquisition of the operating assets of Cinescope Enterprises, Inc. on September 22, 1995. The 47,368 shares granted at $.001 per share are vested as of December 31, 1996, and expire in August 2020. The 189,474 shares granted at $1.90 per share become exercisable in equal annual installments over four years and expire in August 2020. As of December 31, 1996, of the options to purchase 189,474 shares of Common Stock at $1.90 per share, 47,369 shares are vested. No options have been exercised as of December 31, 1996.

Under the principles of APB No. 25, the Company does not recognize compensation expense associated with the grant of stock options. SFAS No. 123 requires the use of option valuation models to provide supplemental information regarding options granted after 1994. Pro forma information regarding net income was determined as if the Company had accounted for its employee stock options under the fair value method of the Statement. The assumptions used in option valuation models are highly subjective, and because changes in these subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not provide a reliable single measure of the fair value of its employee stock options. The Company's pro forma information is as follows for the years ended December 31:

                                                 1996             1995
                                             ---------------------------
Net income - as reported                     $   127,000        $ 14,000
Net income (loss) - pro forma                     59,000         (16,000)

Earnings per share - as reported             $      0.04        $     --
Earnings (loss) per share - pro forma               0.02           (0.01)

                    Panorama International Productions, Inc.

9. RELATED PARTY TRANSACTIONS

The Company leases the land for its Sierra Press division from a company owned by a former owner of The Sierra Press, Inc. and current principal shareholder and director of the Company. The lease has been properly accounted for by the Company and rent paid by the Company approximates fair market value. Rent expense incurred on the land during 1996 was $18,000.

In connection with the private placement of the Company's subordinated promissory notes which was concluded in July 1996, the Company paid approximately $120,000 to InterBank Communications, Inc. for consulting services, and paid approximately $80,000 to Bronson & Migliaccio for legal services. The sole shareholder of InterBank Communications, Inc. and a partner of Bronson & Migliaccio serve as directors to the Company.

10. LEASES

The Company leases its facilities and certain other equipment under operating lease agreements expiring through 2001. Future minimum lease payments under noncancelable operating leases consisted of the following at December 31, 1996:

Year ending December 31:
1997                                                 $  84,000
1998                                                    84,000
1999                                                    77,000
2000                                                    41,000
2001 and thereafter                                     18,000
                                                     ---------
Total future minimum lease payments                  $ 304,000
                                                     =========

Total rent expense incurred during 1996 and 1995 was $59,000 and $12,000, respectively.

                    Panorama International Productions, Inc.

11.  PRO FORMA FINANCIAL INFORMATION

The following pro forma financial information presents the consolidated results of operations as if the acquisition of Sierra Press, Inc. and Cinescope Enterprises, Inc., accounted for under the purchase method of accounting, as noted, had occurred at the beginning of the years 1995 and 1996, after giving effect to certain adjustments including depreciation and amortization of assets acquired, interest expense on acquisition debt, and income taxes. This pro forma information is presented for comparative purposes only and does not purport to be indicative of what would have occurred had the acquisitions been made as of those dates or results which may occur in the future.

                                      YEAR ENDED DECEMBER 31
                                       1995            1996
                                   ----------------------------
         Net sales                 $2,464,000        $2,357,000

         Net income                $  193,000        $  135,000

         Earnings per share        $     0.06        $     0.04

12.  SUBSEQUENT EVENTS

The Company issued a 1 to 1.9 reverse stock split subsequent to year end. In accordance with SAB 83, the financial statements and footnote disclosure reflects the reverse stock split for all reporting periods. In addition, the calculation of earnings per share has given effect to the reverse stock split.

The Company amended its Certificate of Incorporation subsequent to year end. The amendment increases the authorized shares of Common Stock to 10,000,000. In addition the amendment authorized 5,000,000 shares of Preferred Stock at $.001 par value per share. The Company has not issued any shares of Preferred Stock subsequent to year end.

The Sierra Press, Inc. purchase agreement was amended subsequent to year end to remove the contingent nature of the additional shares and all 157,895 shares were issued to the former owners. In accordance with Accounting Principles Board Opinion No. 16, "Accounting for Business Combinations" the Company will account for the shares issued as additional purchase price. The calculation of earnings per share has given effect to the reverse stock split. The issuance will result in an additional $300,000 in excess of cost over fair value of assets and approximately $20,000 in additional annual amortization expense beginning in 1997.

                    Panorama International Productions, Inc.

12.  SUBSEQUENT EVENTS (CONTINUED)

The Company is planning to file a Form SB-2 Registration Statement with the Securities and Exchange Commission in connection with an initial public offering of its common stock. Management has indicated that the proceeds from the offering will be used to repay subordinated promissory notes payable, produce new video and book titles, update existing video and book titles and increase working capital.

The Company issued 26,316 shares of Common Stock to the Founder of Cinescope Enterprises, Inc. (Predecessor to Panorama International Productions, Inc.) in May 1997. In consideration therefor, the Founder paid $50 and executed a non recourse promissory note to the Company in the amount of $49,950, secured by the shares of Common Stock. The promissory note is non-interest bearing and matures in May 1999. In accordance with the agreement with the Founder, the Company is obligated to adjust the number of shares so that the Founder holds that number of shares of Common Stock with an aggregate value of $250,000 upon completion of the public offering, based on the initial public offering price. Accordingly, the Company will be required to issue the Founder additional shares of Common Stock at the completion of the initial public offering. The Company will account for this transaction in the second quarter of 1997.

13. FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Company in estimating its fair value disclosure for financial instruments:

Cash and Cash Equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

Notes payable: The carrying amounts of the Company's borrowings on notes payable approximate their fair values.

                   Unaudited Consolidated Financial Statements

                    Panorama International Productions, Inc.

                      For the quarter ended March 31, 1997

                    Panorama International Productions, Inc.

                      Unaudited Consolidated Balance Sheet

                                 March 31, 1997

ASSETS
Current assets:
  Cash and cash equivalents                                      $  276,000
  Accounts receivable, net of provision
    for bad debt of $10,000                                         340,000
  Inventories                                                       452,000
  Prepaid expenses and other current assets                          75,000
                                                                 ----------
Total current assets                                              1,143,000

Property, plant and equipment, net                                   73,000

Trademark, film, and book libraries and excess of cost
  over fair value of assets purchased, net of accumulated
  amortization of $162,000                                        2,644,000
Deferred financing costs, net of accumulated
  amortization of $47,000                                           309,000
Deferred initial public offering costs                               94,000
                                                                 ==========
Total assets                                                     $4,263,000
                                                                 ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                               $  318,000
  Accrued expenses                                                   36,000
  Deferred tax liability                                              1,000
                                                                 ----------
Total current liabilities                                           355,000

Notes payable, net of discount                                    1,247,000
Deferred tax liabilities                                             14,000
Commitments
Shareholders' equity:
  Common stock, $.001 par value:
     Authorized shares - 3,157,895
     Issued and outstanding shares - 2,968,698                        3,000
  Additional paid-in capital                                      2,531,000
  Retained earnings                                                 113,000
                                                                 ----------
Total shareholders' equity                                        2,647,000
                                                                 ----------
Total liabilities and shareholders' equity                       $4,263,000
                                                                 ==========

See accompanying notes.

                    Panorama International Productions, Inc.

                 Unaudited Consolidated Statements of Operations




                                                       QUARTER ENDED     QUARTER ENDED
                                                         MARCH 31           MARCH 31
                                                           1997                1996
                                                       --------------------------------

Sales                                                  $   569,000         $   439,000
Cost of sales                                              266,000             192,000
                                                       -------------------------------
Gross profit                                               303,000             247,000

Depreciation and amortization                               43,000              33,000
Selling and marketing                                       50,000              31,000
General and administrative expense                         184,000              90,000
                                                       -------------------------------
Income before interest expense and income taxes             26,000              93,000

Interest expense                                           (63,000)            (48,000)
Interest income                                              3,000               2,000
                                                       -------------------------------

Income (Loss) before income taxes                          (34,000)             47,000

Provision for income tax benefit (expense)                   6,000              (8,000)
                                                       -------------------------------
Net income (Loss)                                      $   (28,000)        $    39,000
                                                       ===============================

Earnings per common and common equivalent share        $     (0.01)        $      0.01

Weighted average common and common
    equivalent shares outstanding                        3,191,935           3,191,935


See accompanying notes.

                    Panorama International Productions, Inc.

            Unaudited Consolidated Statement of Shareholders' Equity


                                                                           Additional
                                                         Common             Paid-In            Retained
                                       Shares             Stock             Capital            Earnings              Total
                                      --------------------------------------------------------------------------------------
Balance at December 31, 1996          2,810,803        $     3,000        $ 2,231,000        $   141,000         $ 2,375,000

   SHARES ISSUED TO COMPLETE
     PURCHASE OF SIERRA PRESS, INC.     157,895                  -            300,000                  -             300,000
   NET  INCOME                                -                  -                  -            (28,000)            (28,000)
                                      --------------------------------------------------------------------------------------
BALANCE AT MARCH 31, 1997             2,968,698        $     3,000        $ 2,531,000        $   113,000         $ 2,647,000
                                      ======================================================================================

See accompanying notes.

                    Panorama International Productions, Inc.

                 Unaudited Consolidated Statements of Cash Flows


                                                            QUARTER ENDED   QUARTER ENDED
                                                               MARCH 31        MARCH 31
                                                                1997             1996
                                                            ---------------------------
OPERATING ACTIVITIES
Net income (loss)                                           $ (28,000)        $  39,000
Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
     Depreciation and amortization                             50,000            33,000
     Deferred income taxes                                          -            (1,000)
     Changes in operating assets and liabilities net
        of effect of acquisition:
         Accounts receivable                                 (189,000)         (154,000)
         Inventories                                          (48,000)          (46,000)
         Prepaid expenses and other current assets            (40,000)           17,000
         Accounts payable                                     231,000            52,000
         Accrued expenses                                       1,000             8,000
         Income tax payable                                   (16,000)            8,000
                                                            ---------------------------
Net cash provided by (used in) operating activities           (39,000)          (44,000)

INVESTING ACTIVITIES
Additions to trademark, film, and book libraries              (46,000)          (63,000)
Purchases of property, plant and equipment                    (17,000)          (14,000)
                                                            ---------------------------
Net cash used in investing activities                         (63,000)          (77,000)

FINANCING ACTIVITIES
Increase in notes payable                                           -           237,000
Payments on notes payable                                           -            55,000
Payments on deferred financing costs                                -           (23,000)
Payments on deferred initial public offering costs            (94,000)                -
                                                            ---------------------------
Net cash (used) provided by financing activities              (94,000)          269,000
                                                            ---------------------------
Net increase in cash during the period                       (196,000)          148,000

Cash at beginning of period                                   472,000           148,000
                                                            ---------------------------
Cash at end of period                                       $ 276,000         $ 296,000
                                                            ===========================



See accompanying notes.

                    Panorama International Productions, Inc.

              Notes to Unaudited Consolidated Financial Statements

                                December 31, 1996


1. GENERAL

All interim financial data is unaudited, but, in the opinion of Panorama International Productions, Inc. (the Company), such unaudited statements include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results for the interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. Nevertheless, the Company believes that the disclosures in these financial statements are adequate to make the information presented not misleading.

The results of operations for current interim periods are not necessarily indicative of results to be expected for the current year. The Company's operations are subject to seasonality and other factors which affect the number of visitors to national and state parks, monuments and historical sites.

These financial statements should be read in conjunction with the financial statements and the notes thereto, included in the Company's Form SB-2, as filed with the Securities and Exchange Commission.

Earnings (loss) per common and common equivalent share are computed based upon the weighted average number of outstanding shares of common stock and common stock equivalents under the treasury stock method in accordance with Accounting Principles Board No. 15, "Computing Earnings Per Share" (APB 15). In calculating earnings per share, retroactive effect was given to certain stock and warrant transactions that were within one year of the estimated initial filing date of the registration statement relating to an initial public offering. The financial statements and footnotes have been adjusted to reflect a 1 to 1.9 reverse stock split issued subsequent to year end.

During the first quarter 1997, the Sierra Press, Inc. purchase agreement was amended to remove the contingent nature of the additional shares and all 157,895 shares were issued the former owners. In accordance with Accounting Principles Board Opinion No. 16, "Accounting for Business Combinations" the Company will account for the shares issued as additional purchase price. The calculation of earnings per share has given effect to the reverse stock split.

                    Panorama International Productions, Inc.

                                December 31, 1996


2. INVENTORIES

Inventories consist of the following at:

                              MARCH 31       DECEMBER 31
                               1997            1996
                             ---------------------------
       Raw materials         $ 62,000        $ 61,000
       Finished goods         390,000         343,000
                             --------        --------
                             $452,000        $404,000
                             ========        ========

3.  SUBSEQUENT EVENTS

Subsequent to year end the Company issued a 1 to 1.9 reverse stock split. In accordance with SAB 83, the financial statements and footnote disclosure reflects the reverse stock split for all reporting periods. In addition, the calculation of earnings per share has given effect to the reverse stock split.

The Company amended its Certificate of Incorporation subsequent to year end. The amendment increases the authorized shares of Common Stock to 10,000,000. In addition the amendment authorized 5,000,000 shares of Preferred Stock at $.001 par value per share. The Company has not issued any shares of Preferred Stock subsequent to year end.

The Company is planning to file a Form SB-2 Registration Statement with the Securities and Exchange Commission in connection with an initial public offering of its common stock. Management has indicated that the proceeds from the offering will be used to repay subordinated promissory notes payable, produce new video and book titles, update existing video and book titles and increase working capital.

The Company issued 26,316 shares of Common Stock to the Founder of Cinescope Enterprises, Inc. (Predecessor to Panorama International Productions, Inc.) in May 1997. In consideration therefor, the Founder paid $50 and executed a non recourse promissory note to the Company in the amount of $49,950, secured by the shares of Common Stock. The promissory note is non-interest bearing and matures in May 1999. In accordance with the agreement with the Founder, the Company is obligated to adjust the number of shares so that the Founder holds that number of shares of Common Stock with an aggregate value of $250,000 upon the completion of the public offering, based on the initial public offering price. Accordingly, the Company will be required to issue the Founder additional shares of Common Stock at the completion of the initial public offering. The Company will account for this transaction in the second quarter of 1997.

                          Audited Financial Statements

                           Cinescope Enterprises, Inc.
                            (Predecessor to Panorama
                        International Productions, Inc.)

                     For the period from January 1, 1995 to
                               September 21, 1995
                       with Report of Independent Auditors

                         Report of Independent Auditors


The Board of Directors and Shareholders
Cinescope Enterprises, Inc.

We have audited the statements of operations and cash flows of Cinescope Enterprises, Inc. for the period from January 1, 1995 to September 21, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Cinescope Enterprises, Inc. for the period from January 1, 1995 to September 21, 1995, in conformity with generally accepted accounting principles.


                                              Ernst & Young LLP


March 7, 1997

                           Cinescope Enterprises, Inc.
            (Predecessor to Panorama International Productions, Inc.)

                             Statement of Operations

            For the period from January 1, 1995 to September 21, 1995


Sales                                                 $1,673,000
Cost of sales                                            818,000
                                                      ----------
Gross profit                                             855,000

Depreciation and amortization                              6,000
Selling and marketing expense                             94,000
General and administrative expense                       222,000
                                                      ----------
Income before interest income and income taxes           533,000

Interest income                                            4,000
                                                      ----------
Income before income taxes                               537,000

Provision for income taxes                                 8,000
                                                      ----------
Net income                                            $  529,000
                                                      ==========

See accompanying notes.

                           Cinescope Enterprises, Inc.
            (Predecessor to Panorama International Productions, Inc.)

                             Statement of Cash Flows

            For the period from January 1, 1995 to September 21, 1995


OPERATING ACTIVITIES
Net income                                               $ 529,000
Adjustment to reconcile net income to net cash
   provided by operating activities:
     Depreciation and amortization                           6,000
     Changes in operating assets and
     liabilities:
       Accounts receivable                                 (41,000)
       Accounts payable and accrued expenses                42,000
                                                         ---------
Net cash provided by operating activities                  536,000

INVESTING ACTIVITIES
Purchases of property, plant and equipment                 (10,000)
                                                         ---------
Net cash used in investing activities                      (10,000)

FINANCING ACTIVITIES
Dividends paid                                            (707,000)
                                                         ---------
Net cash used in financing activities                     (707,000)
                                                         ---------
Net decrease in cash                                      (181,000)

Cash at beginning of period                                422,000
                                                         ---------
Cash at end of period                                    $ 241,000
                                                         =========

Supplemental disclosure of cash flow information:
  Cash paid during the period
   for:
     Interest                                            $       -
     Income taxes                                        $       -


See accompanying notes.

                           Cinescope Enterprises, Inc.
            (Predecessor to Panorama International Productions, Inc.)

                          Notes to Financial Statements

                               September 21, 1995


1. BUSINESS ACTIVITY AND SIGNIFICANT ACCOUNTING POLICIES

BUSINESS ACTIVITY AND CONCENTRATION OF CREDIT RISK

The Company's operations primarily consist of the recording and distribution of historical, cultural and destination video tapes for the tourist industry. The Company has three major customers (two of which are major entertainment companies and the other of which is a government-sponsored company). Individually, revenues from these customers were 19%, 12% and 11% of total sales from January 1, 1995 to September 21, 1995.

REVENUE RECOGNITION

Sales are recorded when products are shipped to customers.

FILM COSTS

Costs related to the production of films for the Company have been expensed as incurred. The Company did not incur significant film costs for the period from January 1, 1995 to September 21, 1995.

INCOME TAXES

The Company and its shareholders have elected S Corporation status under the Internal Revenue Code and related California provisions. Accordingly, the corporate earnings are taxed at the individual shareholder level. Income tax expense at the Corporate level consists primarily of state taxes.

ESTIMATES USED IN THE PREPARATION OF THE FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates and such differences may be material to the financial statements.

                           Cinescope Enterprises, Inc.
            (Predecessor to Panorama International Productions, Inc.)

                    Notes to Financial Statements (continued)

                               September 21, 1995


2. RELATED PARTY TRANSACTIONS

During the period ended September 21, 1995 the Company had sales of approximately $128,000 to Gifts Limited, a company owned by the shareholders of Cinescope Enterprises, Inc. At September 21, 1995 there was approximately $220,000 in outstanding accounts receivable from Gifts Limited.

3.  LEASES

The Company leases its facility under a noncancelable operating lease agreement expiring through November 1996. Future minimum lease payments under noncancelable operating leases are $12,000 and $39,000 for 1995 and 1996, respectively. Total rent expense incurred from January 1, 1995 through September 21, 1995 was $24,000.

4. SUBSEQUENT EVENT

On September 22, 1995, the Company sold all of its operating assets (which primarily consist of a film library of 42 titles) to Panorama International Productions, Inc. for $2,000,000.

                          Audited Financial Statements

                             The Sierra Press, Inc.

                 For the period from January 1, 1996 to June 30,
                    1996 and the year ended December 31, 1995
                       with Report of Independent Auditors

                         Report of Independent Auditors


The Board of Directors and Shareholders
The Sierra Press, Inc.

We have audited the accompanying balance sheets of The Sierra Press, Inc. as of June 30, 1996 and December 31, 1995, and the related statements of operations, shareholders' equity and cash flows for the year ended December 31, 1995, and the period from January 1, 1996 to June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Sierra Press, Inc. at June 30, 1996 and December 31, 1995, and the results of its operations and its cash flows for the year ended December 31, 1995, and for the period January 1, 1996 to June 30, 1996, in conformity with generally accepted accounting principles.


                                               Ernst & Young LLP


March 7, 1997

                             The Sierra Press, Inc.

                                 Balance Sheets


                                                  JUNE 30        DECEMBER 31
                                                    1996            1995
                                                  ---------------------------
ASSETS
Current assets:
   Cash                                           $ 36,000        $  4,000
   Accounts receivable                              71,000          11,000
   Inventories                                     291,000         254,000
                                                  ------------------------
Total current assets                               398,000         269,000

Property, plant and equipment, net                 302,000          45,000

Other assets                                         3,000           3,000
                                                  ------------------------
Total assets                                      $703,000        $317,000
                                                  ========================

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities:
   Accounts payable                               $ 43,000        $  5,000
   Accrued liabilities                              20,000          12,000
   Current maturities of long-term debt            100,000         105,000
                                                  ------------------------
Total current liabilities                          163,000         122,000

Long-term debt, less current maturities            250,000               -

Commitments

Shareholders' equity:
Common stock, $1, par value:
   Authorized shares - 3,000
   Issued and outstanding shares - 3,000             3,000           3,000
Retained earnings                                  287,000         192,000
                                                  ------------------------
Total shareholders' equity                         290,000         195,000
                                                  ------------------------
Total liabilities and shareholders' equity        $703,000        $317,000
                                                  ========================

See accompanying notes.

                             The Sierra Press, Inc.

                            Statements of Operations


                                                       FOR THE
                                                     PERIOD FROM
                                                      JANUARY 1
                                                        1996
                                                         TO              YEAR ENDED
                                                       JUNE 30           DECEMBER 31
                                                         1996               1995
                                                     -------------------------------
Sales                                                  $ 249,000         $ 422,000
Cost of sales                                             84,000           135,000
                                                       ---------------------------
Gross profit                                             165,000           287,000

Depreciation and amortization                              1,000             2,000
Selling and marketing expense                             45,000            40,000
General and administrative expense                        88,000           171,000
                                                       ---------------------------
Income before interest expense and income taxes           31,000            74,000

Gain on sale of land                                      89,000                 -
Interest expense                                          (6,000)          (16,000)
                                                       ---------------------------
Income before provision for income taxes                 114,000            58,000

Provision for income taxes                                 1,000             1,000
                                                       ---------------------------
Net income                                             $ 113,000         $  57,000
                                                       ===========================

See accompanying notes.

                             The Sierra Press, Inc.

                       Statements of Shareholders' Equity



                                    Common            Retained
                                     Stock            Earnings           Total
                                    --------------------------------------------

Balance at December 31, 1994        $   3,000        $ 138,000         $ 141,000
   Net income                               -           57,000            57,000
   Dividends                                -           (3,000)           (3,000)
                                    --------------------------------------------
Balance at December 31, 1995            3,000          192,000           195,000
   Net income                               -          113,000           113,000
   Dividends                                -          (18,000)          (18,000)
                                    --------------------------------------------
Balance at June 30, 1996            $   3,000        $ 287,000         $ 290,000
                                    ============================================

See accompanying notes.

                             The Sierra Press, Inc.

                            Statements of Cash Flows


                                                                 FOR THE
                                                               PERIOD FROM
                                                                JANUARY 1
                                                                  1996
                                                                   TO            YEAR ENDED
                                                                 JUNE 30         DECEMBER 31
                                                                   1996             1995
                                                            -------------------------------------
OPERATING ACTIVITIES
Net income                                                      $ 113,000         $  57,000
Adjustments to reconcile net income to net cash provided
   by operating activities:
     Depreciation and amortization                                  1,000             2,000
     Changes in operating assets and liabilities:
         Accounts receivable                                      (60,000)           (2,000)
         Inventories                                              (37,000)          (20,000)
         Other assets                                                  --             2,000
         Accounts payable                                          38,000           (14,000)
         Accrued liabilities                                        8,000                 -
                                                                ---------------------------
Net cash provided by operating activities                          63,000            25,000

INVESTING ACTIVITIES
Purchases of property, plant and equipment                       (302,000)           (1,000)
Sale of property, plant and equipment                              44,000                 -
                                                                ---------------------------
Net cash used in investing activities                            (258,000)           (1,000)

FINANCING ACTIVITIES
Increase in long-term debt                                        264,000                 -
Payments on long-term debt                                        (19,000)          (23,000)
Dividends paid                                                    (18,000)           (3,000)
                                                                ---------------------------
Net cash (used in) provided by financing activities               227,000           (26,000)
                                                                ---------------------------
Net (decrease) increase in cash during the period                  32,000            (2,000)

Cash at beginning of period                                         4,000             6,000
                                                                ---------------------------
Cash at end of period                                           $  36,000         $   4,000
                                                                ===========================

Supplemental disclosure of cash flow information:
  Cash paid during the period
   for:
     Interest                                                   $   1,000         $  13,000
     Income taxes                                               $   1,000         $   1,000


See accompanying notes.

                             The Sierra Press, Inc.

                          Notes to Financial Statements

                                  June 30, 1996


1. BUSINESS ACTIVITY AND SIGNIFICANT ACCOUNTING POLICIES

BUSINESS ACTIVITY AND CONCENTRATION OF CREDIT RISK

The Company's operations primarily consist of printing and distribution of national park memorabilia for the tourist industry. A concentration of credit risk relating to accounts receivable in the tourist industry exists. The Company generally does not require collateral, and losses on uncollectible receivables have been within management's expectations. The Company has two customers which accounted for 36% of total revenues for the period ended June 30, 1996 and 40% of total revenues for the year ended December 31, 1995. In addition, these customers also accounted for 32% and 25% of accounts receivable at June 30, 1996 and December 31, 1995, respectively.

REVENUE RECOGNITION

Sales are recorded when products are shipped to customers.

ESTIMATES USED IN THE PREPARATION OF THE FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates and such differences may be material to the financial statements.

INVENTORIES

Inventories are valued at the lower of cost (first-in, first-out method) or market. At June 30, 1996 and December 31, 1995, 100% of the inventory consists of finished goods.

PROPERTY, PLANT, AND EQUIPMENT

Property, plant and equipment are stated on the basis of cost. Depreciation is computed using a declining method over the estimated useful lives of the assets for machinery and equipment and furniture, fixtures and computer equipment.

                             The Sierra Press, Inc.

1. BUSINESS ACTIVITY AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

The Company and its shareholders have elected S Corporation status under the Internal Revenue Code and related California provisions. Accordingly, the corporate earnings are taxed at the individual shareholder level. Income tax expense at the corporate level consists primarily of state taxes.

2. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following:

                                                                         JUNE 30       DECEMBER 31
                                                                          1996            1995
                                                                       ---------------------------
Machinery and equipment                                                $  37,000         $  37,000
Furniture and fixtures                                                    27,000            27,000
Land                                                                     302,000            44,000
                                                                       ---------------------------
                                                                         366,000           108,000
Less accumulated depreciation                                            (64,000)          (63,000)
                                                                       ---------------------------
                                                                       $ 302,000         $  45,000
                                                                       ===========================

3. LONG-TERM DEBT

Notes payable consist of the following:

                                                                           JUNE 30      DECEMBER 31
                                                                            1996            1995
                                                                       ----------------------------
Line of credit with a commercial bank, interest rate of 10.5%
at December 31, 1995.  Line was paid in full and closed
subsequent to June 30, 1996.                                           $     100,000  $      38,000
Term loan with a commercial bank, interest rate of 9.25%.
Term loan was paid in full in 1996                                                 -         19,000
Term loan with a commercial bank, interest rate of
9.8%                                                                         200,000              -
Various loans from shareholders, interest rates ranging from
9.0% to 12.0%                                                                 50,000         48,000
                                                                       ----------------------------
                                                                             350,000        105,000
Less current portion                                                        (100,000)      (105,000)
                                                                       ----------------------------
Total long-term debt                                                   $     250,000  $           -
                                                                       ============================

                             The Sierra Press, Inc.

4. ADVERTISING COSTS

The Company expenses all advertising costs as incurred. Advertising costs for the period from January 1, 1996 to June 30, 1996, and for the year ended December 31, 1995, were $4,000 and $8,000, respectively, and were recorded as part of selling, general and administrative expenses.

5. SUBSEQUENT EVENT

On July 1, 1996, the Company sold substantially all of its operating assets, net of certain liabilities assumed (which consisted primarily of inventory, accounts receivable and a note payable), to Panorama International Productions, Inc. (Panorama). Consideration was given in the form of 336,000 shares of Panorama stock (177,003 shares subsequent to the reverse split of Panorama stock) at the purchase date and 300,000 additional shares contingent of future income of Sierra Press. Subsequent to the purchase date, all 300,000 contingent shares (157,895 shares subsequent to the reverse split of Panorama stock) were issued.

No dealer, salesperson or other person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offer made by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to, or solicitation of, anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                              --------------------

                                TABLE OF CONTENTS

                                                                            Page
Prospectus Summary......................................................      4
Risk Factors............................................................      8
Use of Proceeds.........................................................     14
Dividend Policy.........................................................     15
Dilution................................................................     16
Capitalization..........................................................     17
Management's Discussion and Analysis
  or Plan of Operation..................................................     18
Industry Overview.......................................................     26
Business................................................................     27
Management..............................................................     36
Certain Transactions....................................................     40
Principal and Selling Stockholders......................................     42
Description of Securities...............................................     43
Shares Eligible for Future Sale.........................................     44
Underwriting............................................................     45
Legal Matters...........................................................     47
Experts.................................................................     47
Additional Information..................................................     47
Index to Financial Statements...........................................    F-1

                              --------------------

Until __________, 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities offered hereby, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                1,450,619 SHARES

                                     [LOGO]

                                    PANORAMA
                                 INTERNATIONAL
                               PRODUCTIONS, INC.


                                  Common Stock

                                   ----------
                                   PROSPECTUS
                                   ----------





                              _____________, 1997

                                     PART II

ITEM 24.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

           The Company's Certificate of Incorporation includes provisions which limit the liability of its directors. As permitted by applicable provisions of Delaware Law, directors will not be liable to the Company for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. This limitation does not affect liability for any breach of a director's duty to the Company or its stockholders (i) with respect to approval by the director of any transaction from which he or she derives an improper personal benefit, (ii) with respect to acts or omissions involving an absence of good faith, that the director believes to be contrary to the best interests of the Company or its stockholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern or inattention that amounts to an abdication of his or her duty to the Company or its stockholders, or that show a reckless disregard for duty to the Company or its stockholders in circumstances in which he or she was, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to the Company or its stockholders, or (iii) based on transactions between the Company and its directors or another corporation with interrelated directors or based on improper distributions, loans or guarantees under applicable sections of Delaware Law. This limitation of directors' liability also does not affect the available of equitable remedies, such as injunctive relief or rescission.

           The Company's Amended and Restated Bylaws obligate the Company to indemnify its directors, officers and other corporate agents to the full extent permitted by Delaware Law, in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. The Company has been advised that it is the position of the Commission that insofar as the foregoing provision may be invoked for liabilities arising under the Securities Act, the provision is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

           The estimated expenses for the issuance and distribution of the shares of Common Stock registered hereby, other than underwriting commissions, fees and Underwriters' non-accountable expense allowance are set forth in the following table:

ITEM                                                                 AMOUNT
----                                                                 ------
SEC Registration Fee............................................     $3,269
NASD Filing Fee.................................................      1,500
Nasdaq SmallCap Market Filing Fee...............................     15,000
Blue Sky Fees and Expenses......................................     25,000
Transfer Agent Fees.............................................     10,000
Legal Fees......................................................    150,000
Accounting Fees.................................................    100,000
Consulting Fees.................................................     15,000
Printing and Engraving Costs....................................     50,000
Miscellaneous...................................................     50,231
                                                                     ------
           Total................................................   $420,000
                                                                   ========

ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES

           Since July 25, 1995, the Company sold and issued the following unregistered securities (the numbers of which give retroactive effect to the Reverse Stock Split):

           In July 1995, the Company Issued a total of 1,167,632 shares of Common Stock to Edward Resnick, InterBank, Jericho State Capital Corp., Richard Chwatt, Glenn Chwatt, Harvey J. Klaris and Triton, Inc. for an aggregate total price of $2,219, or $.002 per share.

           In September 1995, the Company commenced the Private Placement of certain "Debt Units" and "Equity Units" to accredited investors, which it concluded in July 1996. In the Private Placement, the Company sold thirty (30) Debt Units and forty (40) Equity Units at a price equal to $50,000 per Unit. Each Debt Unit consists of a Subordinated Note (ten-year promissory note for $50,000 made by the Company bearing interest at the rate of 15% per annum, interest payable monthly in arrears), and 4,934 shares of Common Stock. Each Equity Unit consists of 26,316 shares of Common Stock. The placement agents for the Private Placement offering were Meyers Pollock Robbins, Inc.; Nichols, Safina, Lerner & Co., Inc.; Strategic Assets Inc.; and Asset Allocation Securities Corp. (collectively, the "Placement Agents"). The Placement Agents which sold Debt Units and/or Equity Units received a commission equal to $280,000 (8% of the gross proceeds from the offering), together with a due diligence fee of $35,000 (1% of such gross proceeds), a non-accountable expense allowance of $35,000 (1% of such gross proceeds) and 263,158 shares of Common Stock.

           In July 1996, the Company issued to Gold Leaf 177,003 shares of Common Stock in consideration of the acquisition of Gold Leaf's assets by Sierra. In January 1997, Panorama issued to Gold Leaf an additional 157,895 shares of Common Stock as additional consideration for such asset acquisition.

           Pursuant to an agreement to provide certain financial and other information and documentation, the Company agreed to sell and issue 26,316 shares of Common Stock to the Founder of Cinescope at a purchase price of $1.90 per share. On May 29, 1997, the Company issued the Founder 26,316 shares of Common Stock and in consideration therefor, the Founder paid the Company $50 and executed a secured promissory note in the amount of $49,950 to the Company. The promissory note is non-interest bearing, matures on May 29, 1999, is non-recourse to the Founder and is secured solely by the shares. In accordance with the agreement with the Founder, the Company is obligated to adjust the number of shares, without additional consideration, so that the Founder holds no less than that number of shares of Common Stock representing an aggregate value of $250,000 at the conclusion of this Offering. Assuming an initial offering price of $6.00 per share, the Founder is entitled to a total of 41,667 shares, and the Company will be required to issue the Founder an additional 15,351 shares of Common Stock at the conclusion of this Offering.

           The sales and issuances of securities described above were (and, in the case of the additional shares issuable to the Founder, will be) deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) or Regulation D promulgated under the Securities Act. The purchasers in each case represented (and, in the case of the Founder, will represent) their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are, and will be, affixed to the promissory notes and the stock certificates issued in such transactions.

ITEM 27.   EXHIBITS

Exhibit
Number      Title
------      -----
1.1         Form of Underwriting Agreement

3.1 Certificate of Incorporation as filed with the Delaware Secretary of State on July 27, 1995.

3.2 Certificate of Amendment to Certificate of Incorporation, as filed with the Delaware Secretary of State on June 4, 1997.

3.3         Amended and Restated Bylaws

4.1         Form of Underwriters' Warrant Agreement (including form of
            Underwriters' Warrants)*

4.2         Form of Common Stock Certificate

5.0         Opinion of Loeb & Loeb LLP*

10.1        Asset Purchase Agreement pertaining to Cinescope Enterprises, Inc.

10.2        Lease (Burbank -- Panorama's facilities)

10.3        Lease (Mariposa -- Sierra's facilities)

10.4        Employment Agreement with Edward H. Resnick

10.5        Employment Agreement with David K. Haspel

10.6        Founder's Option Agreement with David K. Haspel

10.7        Option Agreement with David K. Haspel

10.8        Agreement with Universal Studios Hollywood

10.9        Agreement with Universal Studios Florida

10.10       Agreement with Destiny Telecomm, Inc.

10.11       Asset Purchase Agreement pertaining to The Sierra Press, Inc. (now
            Gold Leaf Properties, Inc.)

10.12       Agreement Not to Compete of Gold Leaf principals

10.13       Amendment to The Sierra Press, Inc. Asset Purchase Agreement

11.0        Statement re Computation of Per Share Earnings

21.0        Subsidiaries of Registrant

23.1        Consents of Ernst & Young LLP, Independent Public Accountants

23.2 Consent of Loeb & Loeb LLP (included in the opinion to be filed as Exhibit 5.0)*

27.0        Financial Data Schedule

--------------------

* To be filed by amendment.

ITEM 28.   UNDERTAKINGS

  The undersigned registrant ("Registrant") hereby undertakes as follows:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)       To include any prospectus required by
Section 10(a)(3) of the Securities Act;

                           (ii)      To reflect in the prospectus any facts or
events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and

                           (iii)     To include any material information with
respect to the plan of distribution not previously disclosed in the Registration Statement.

                  (2) To provide to the Underwriters at the closing specified in the Underwriting Agreement (filed herewith as Exhibit 1.1) certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                  (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described above in Item 24, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                  (4) For purposes of determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

                  (5) For the purpose of determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and the offering of such securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

           In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement or amendment thereto to be signed on its behalf by the undersigned in the City of Burbank, State of California, on the 19th day of June, 1997.


Panorama International Productions, Inc.


                                             By: /s/Edward H. Resnick
                                                 ----------------------------
                                                 Edward H. Resnick
                                                 Chairman and Chief Executive
                                                 Officer




                                POWER OF ATTORNEY


         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward H. Resnick, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date stated.


SIGNATURE                            TITLE                   DATE
---------                            -----                   ----
/s/Edward H. Resnick       Chief Executive Officer;       June 19, 1997
--------------------       Chairman of the Board;
Edward H. Resnick          Secretary and Chief
                           Financial Officer
                           (Principal Executive
                           Officer, Principal
                           Financial Officer and
                           Principal Accounting
                           Officer)

/s/David K. Haspel         President; Chief Operating     June 19, 1997
------------------         Officer and Director
David K. Haspel


/s/Simon A. Hershon        Director                       June 19, 1997
Simon A. Hershon


/s/James L. Wilson, Jr.    Director                       June 19, 1997
-----------------------
James L. Wilson, Jr.

                                 EXHIBIT INDEX

Exhibit                                                             Sequentially
Number           Title                                              Numbered Page
-------          -----                                              -------------
1.1              Form of Underwriting Agreement                              ___

3.1              Certificate of Incorporation
                 as filed with the Delaware Secretary
                 of State on July 27, 1995                                   ___

3.2              Certificate of Amendment of
                 Certificate of Incorporation, as filed
                 with the Delaware Secretary of State
                 on June 4, 1997                                             ___

3.3              Amended and Restated Bylaws                                 ___

4.1              Form of Underwriters' Warrant Agreement
                 (including form of Underwriters' Warrants)*                 ___

4.2              Form of Common Stock Certificate                            ___

5.0              Opinion of Loeb & Loeb LLP*                                 ___

10.1             Asset Purchase Agreement
                 pertaining to Cinescope Enterprises, Inc.                   ___

10.2             Lease (Burbank -- Panorama's facilities)                    ___

10.3             Lease (Mariposa -- Sierra's facilities)                     ___

10.4             Employment Agreement with Edward H. Resnick                 ___

10.5             Employment Agreement with David K. Haspel                   ___

10.6             Founder's Option Agreement with David K. Haspel             ___

10.7             Option Agreement with David K. Haspel                       ___

10.8             Agreement with Universal Studios Hollywood                  ___

10.9             Agreement with Universal Studios Florida                    ___

10.10            Agreement with Destiny Telecomm, Inc.                       ___

10.11            Asset Purchase Agreement pertaining to
                 The Sierra Press, Inc. (now Gold Leaf
                 Properties, Inc.)                                           ___

10.12            Agreement Not to Compete of Gold Leaf principals            ___

10.13            First Amendment to Asset Purchase Agreement
                 pertaining to The Sierra Press, Inc. (now
                 Gold Leaf Properties, Inc.)                                 ___

11.0             Statement re Computation of Per Share Earnings              ___

21.0             Subsidiaries of Registrant                                  ___

23.1             Consents of Ernst & Young LLP
                 Independent Public Accountants                              ___

23.2             Consent of Loeb & Loeb LLP
                 (included in the opinion to be filed as Exhibit 5.0)        ___

27.0             Financial Data Schedule                                     ___

------------

* To be filed by amendment